AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2004
                                           REGISTRATION STATEMENT NO. 333-115548

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            NOVINT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

           Delaware                           3577                   85-0461778
---------------------------------  ----------------------------  -------------------
 (State or other jurisdiction      (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)

                                4109 Bryan Ave NW
                          Albuquerque, New Mexico 87114
                                 (866) 298-4420
-------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

                                  Tom Anderson,
                             Chief Executive Officer
                            Novint Technologies, Inc.
                            9620 San Mateo Blvd., NE
                        Albuquerque, New Mexico 87113 USA

                                 (866) 298-4420
-------------------------------------------------------------------------------
            (Name, address and telephone number of Agent for Service)

                                    Copy to:
                              Nimish P. Patel, Esq.
                             RICHARDSON & PATEL LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Title of each class of securities       Amount to be             Proposed maximum
         to be registered                Registered         aggregate offering price(1)  Amount of registration fee

---------------------------------------------------------------------------------------------------------------------

Common Stock                             4,794,455             $1.00           $4,230,200            $607.46
---------------------------------------------------------------------------------------------------------------------
Common Stock to be issued upon
exercise of warrants                     4,230,200             $2.00           $8,460,400            $1,071.93
---------------------------------------------------------------------------------------------------------------------
Total
---------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates s may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                   SUBJECT TO COMPLETION, DATED MAY ___, 2004

                                   PROSPECTUS

                                     [LOGO]

                            NOVINT TECHNOLOGIES, INC.


                        9,024,655 shares of Common Stock


This prospectus covers the resale by selling stockholders of up to 9,024,655 shares of our common stock, $0.01 par value, which include:

          3,049,000 shares of common stock issued pursuant to the Subscription Agreements,

          1,524,500 shares of common stock underlying the warrants issued in conjunction with foregoing Subscription Agreement, and


          1,745,455 shares of common stock issued and 2,400,800 shares of common stock underlying options and warrants that were issued to various investors, employees and service providers.


          304,900 shares of common stock underlying an over-allotment option granted to the placement agent.

These securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders. Our common stock and the warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The placement agent for the sale of the shares of common stock issued pursuant to the Over Allotment Agreement was granted an over-allotment option, under which the placement agent has an option to purchase 304,900 shares of our common stock at an exercise price of $1.00 per share for the sole purpose of covering over-allotments.

This is our initial registration of common stock. Our securities are not currently listed on any securities exchange, nor are they quoted on the Over-the-Counter Electronic Bulletin Board.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling security holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  6

Risk Factors.................................................................  7

Use of Proceeds.............................................................. 16

Selling Security Holders..................................................... 16

Plan of Distribution......................................................... 19

Legal Proceedings............................................................ 20

Directors, Executive Officers, Promoters and Control Persons................. 21

Security Ownership of Certain Beneficial Owners and Management............... 22

Description of Securities.................................................... 23

Interest of Named Experts and Counsel........................................ 27

Description of Business...................................................... 27

Management's Discussion and Analysis of Financial Condition and Results of
  Operations................................................................. 36

Description of Property...................................................... 38

Certain Relationships and Related Transactions............................... 38

Market For Common Equity and Related Stockholder Matters..................... 38

Executive Compensation....................................................... 40

Summary Compensation Table................................................... 40

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section. Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

         In this prospectus, we refer to Novint Technologies, Inc. as "we," "our," or the "Company." We refer to our subsidiaries collectively as "Subsidiaries." In this prospectus, we refer to Novint Technologies, Inc. as "we," "our," or the "Company."

OUR COMPANY

         We develop, market, and sell applications and technologies that allow people to use their sense of touch to interact with computers. The term "haptics" which refers to a person's sense of touch is used to describe this field. Our computer touch technology allows computer users to realistically feel objects displayed by a computer on a monitor in the same way the monitor allows people to see what a computer is displaying. We have released a product, e-Touch sono, for exploring 3D ultrasounds, which allows a parent to actually touch their baby before he/she is even born. This product was chosen by Time Magazine as one of the coolest technologies of 2002. To date, we have derived the majority of our revenue developing professional applications for customers such as Aramco, Lockheed Martin, Chevron, Chrysler and Sandia National Laboratories. We are preparing to leverage our computer touch technology to exploit opportunities in the consumer console and PC interactive computer gaming industry.

         We maintain our principal offices at 4109 Bryan Ave NW, Albuquerque, New Mexico 87114. Our telephone number at that address is (866) 298-4420. Our website address is www.novint.com.

STRATEGIC FINANCING

         In February and March 2004, we sold 3,049,000 shares of our Company's common stock pursuant to Subscription Applications with accredited investors (the "Investors"). The net proceeds from the sale of the common stock have been used for working capital. In connection with this transaction, we issued to the Investors, warrants to purchase up to 1,524,500 shares of our common stock at any time or from time to time on or before May 5, 2009, as discussed further below. In this prospectus, we refer to the warrants as the Warrants. Hunter World Markets ("Hunter") served as placement agent for the transaction and provided a bridge loan. In consideration for Hunter's services, Hunter received a fee of $304,680 and warrants to purchase 263,500 shares of our common stock with an exercise price of $1.00 per share. Additionally, in consideration for providing the bridge loan, Hunter received interest in the amount of $60,000 and warrants to purchase 500,000 shares of our common stock with an exercise price of $0.50 per share.

         The five-year Warrants permits the Investors to purchase up to 1,524,500 shares of our common stock, at any time or from time to time, at an exercise price of $2.00 per share. We may call the Warrants if the closing price for 10 consecutive trading days exceeds 150% of the exercise price.

         The Investors have contractually agreed that the Warrants shall not be exercised to the extent such exercise would result in any of the Investors, together with its affiliates, beneficially owning in excess of 4.99% of the number of shares of our common stock outstanding at that time. The Investors may cause this 4.99% limitation to expire by providing us 60 days advance notice of its intention to do so. This 4.99% limitation does not preclude exercise of the Warrants over time, so long as each Investors' beneficial ownership of our common stock, together with its affiliates, does not exceed the limitation amount.

         In connection with this financing, we have contractually agreed to file a registration statement covering the common stock sold in this financing and the Warrant Shares.

         We are also registering common stock issued and common stock issuable pursuant to options and warrants issued by us to various employees, investors and service providers of our company in the past 5 years.


THE OFFERING


         We are registering 9,024,655 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled "Selling Security Holders." The shares included in the table identifying the selling security holders include 4,794,455 shares of our issued common stock plus an additional 4,230,200 shares of common stock that have not yet been, but that may be, issued to designated selling security holders should they exercise their options or warrants. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

                                  RISK FACTORS

         An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating we and its business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of we. Do not place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set below and in our other SEC filings. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

THE MARKET FOR HAPTICS-ENABLING TECHNOLOGIES AND HAPTICS-ENABLED PRODUCTS IS AT AN EARLY STAGE AND IF MARKET DEMAND DOES NOT DEVELOP, WE MAY NOT ACHIEVE OR SUSTAIN REVENUE GROWTH.

The market for our haptics-enabling technologies, and our licensees' haptics-enabled products is at an early stage. If we and our licensees are unable to develop demand for haptics-enabling technologies and haptics-enabled products, we may not achieve or sustain revenue growth. We cannot accurately predict the growth of the markets for these technologies and products, the timing of product introductions or the timing of commercial acceptance of these products.

Even if our haptics-enabling technologies and our licensees' haptics-enabled products are ultimately widely adopted, widespread adoption may take a long time to occur. The timing and amount of royalties and product sales that we receive will depend on whether the products marketed achieve widespread adoption and, if so, how rapidly that adoption occurs. We expect that we will need to pursue extensive and expensive marketing and sales efforts to educate prospective licensees and end users about the uses and benefits of our technologies and to persuade software developers to create software that utilizes our technologies.

WHILE WE HAVE MAINTAINED POSITIVE CASHFLOW BY KEEPING EXPENSES LOW, WE ANTICIPATE THAT OUR EXPENSES WILL DRAMATICALLY INCREASE TO EXECUTE OUR BUSINESS PLAN. THUS WE MAY EXPERIENCE LOSSES IN THE NEAR FUTURE AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

We have been able to maintain positive cashflow by keeping expenses low but we anticipate that our expenses will dramatically increase as we prepare to leverage our computer touch technology and to acquire rights to a new 3D haptic interaction device to exploit opportunities in the consumer console and PC interactive computer gaming industry. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, we may not achieve or maintain profitability.

OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT OUR CURRENT PRIMARY BUSINESS STRATEGY FOR ACHIEVING REVENUE GROWTH.

Historically, we have derived the substantial majority of our revenue from development contracts. We anticipate that royalty revenue from licensing our technologies and sales of products that we plan to develop will constitute an increasing portion of our revenue. Accordingly, we cannot predict our future revenues based on historical financial information.

WE WILL DEPEND ON OUR LICENSEES TO GENERATE ROYALTY REVENUE.

Our primary business strategy with respect to leveraging our computer touch technology to exploit opportunities in the consumer console and PC interactive computer gaming industry is to license our intellectual property to companies that manufacture and sell haptic-enabled products (both hardware and software). The sale of those products generates royalty revenue for us. For us to be successful, our licensees must manufacture and distribute haptic-enabled products in a timely fashion and generate consumer demand through marketing and other promotional activities. If our licensees fail to stimulate and capitalize upon market demand for products that generate royalties for us, our revenue will not grow. Peak demand for products that incorporate our technologies, especially in the gaming market, typically occurs in the third and fourth calendar quarters as a result of increased demand during the year-end holiday season. If our licensees do not succeed in shipping licensed products in a timely fashion or fail to achieve strong sales in the second half of the calendar year, we would not receive related royalty revenue. We do not control or influence the degree to which our licensees promote our technologies or the prices at which they sell products incorporating our technologies. As a result, products incorporating our technologies may not be brought to market, achieve commercial acceptance or generate meaningful royalty revenue for us.

IF INDUSTRY LEADERS DO NOT ADOPT OUR TECHNOLOGIES, IT MAY BE DIFFICULT FOR US TO EXECUTE OUR BUSINESS STRATEGIES AND WE MAY NOT ACHIEVE REVENUE GROWTH.

An important part of our strategy is to penetrate new markets by targeting licensees that are leaders in those markets. This strategy is designed to encourage other participants in those markets to also adopt our technologies. If a high profile industry participant adopts our technologies for one or more of their products but fails to achieve success with those products, other industry participants' perception of our technologies could be adversely affected. Likewise, if a market leader adopts and achieves success with a competing technology, our revenue growth could be limited and other potential licensees may not license our technologies.

A SIGNIFICANT PORTION OF OUR INTELLECTUAL PROPERTY RIGHTS IS BASED ON OUR LICENSE FROM SANDIA. FAILURE TO COMPLY WITH THE TERMS OF THE SANDIA LICENSE MAY TERMINATE OR MAKE SUCH LICENSE NONEXCLUSIVE WHICH MAY RESULT IN A MATERIAL NEGATIVE IMPACT ON OUR BUSINESS AND REVENUES.

A significant portion of our intellectual property rights are based on our license from Sandia National Laboratories ("Sandia") which is the holder of our preferred stock. The Sandia license is a 12 year exclusive license for human-computer haptic interfaces. Sandia has the right to reduce our rights granted pursuant to the Sandia license (e.g., make rights non-exclusive) if we breach the provisions of the Sandia license or fail to meet minimum royalties set forth in the Sandia license or fail to raise a minimum capital investment of $3,000,000 by 2004. Failure to comply with such terms of the Sandia license may result in a material negative impact on our business and revenues.

IF WE FAIL TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS OR IF LICENSORS WHO LICENSE INTELLECTUAL PROPERTY RIGHTS TO US FAILS TO PROTECT AND ENFORCE SUCH LICENSORS' INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO LICENSE OUR TECHNOLOGIES AND TO GENERATE REVENUES WOULD BE IMPAIRED.

Our business depends on generating revenues by licensing our intellectual property rights and by selling products that incorporate our technologies. In addition, a substantial portion of our intellectual properties are licensed from Sandia, one of our stockholders. If our company or Sandia is not successful in protecting and enforcing their respective intellectual property rights, our ability to obtain future licenses and royalty revenue could be impaired. In addition, if a court limits the scope, declares unenforceable or invalidates any of our or Sandia's intellectual properties, current licensees may refuse to make royalty payments or may themselves choose to challenge one or more of our intellectual property rights. Also it is possible that:

- Sandia's or our patents may not be broad enough to protect our proprietary rights;

- Sandia's or our patents could successfully be challenged by one or more third parties, which could result in our or Sandia's loss of the right to prevent others from exploiting the inventions claimed in those patents;

- current and future competitors may develop alternative technologies that are not covered by Sandia's patents; and

- effective patent protection may not be available in every country in which our licensees do business.

Our company and Sandia also rely on licenses, confidentiality agreements and copyright, trademark and trade secret laws to establish and protect their proprietary rights. It is possible that:

- laws and contractual restrictions may not be sufficient to prevent misappropriation of our or Sandia's technologies or deter others from developing similar technologies;

- "shrinkwrap" and "clickwrap" license agreements upon which we will rely to protect some of our software will not be signed by the user and may not be enforceable under the laws of all jurisdictions;

- other companies may claim common law trademark rights based upon state or foreign laws that precede federal registration of our trademarks;

- current federal laws that prohibit software copying provide only limited protection from software pirates, and effective trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries; and

- policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, particularly overseas.

IF WE ARE UNABLE TO DEVELOP NEW LICENSE RELATIONSHIPS, OUR REVENUE GROWTH MAY BE LIMITED.

A big part of our projected revenue growth depends on our ability to enter into license arrangements. Particularly with respect to those licenses which involve the implementation of our hardware components or software games, we face numerous risks in obtaining new licenses on terms consistent with our business objectives and in maintaining, expanding and supporting our relationships with our current licensees. These risks include:

- the lengthy and expensive process of building a relationship with potential licensees;

- the fact that we may compete with the internal design teams of potential licensees;

- difficulties in persuading consumer product manufacturers to work with us, to rely on us for critical technology and to disclose to us proprietary product development and other strategies; and

- difficulties in persuading potential licensees to bear development costs to incorporate our technologies into their products.

THE POTENTIAL HIGHER COST OF HAPTIC-ENABLED PRODUCTS MAY INHIBIT OR PREVENT OUR TECHNOLOGIES FROM ACHIEVING MARKET ACCEPTANCE.

Haptic-enabled products are likely to be more expensive to consumers than products that are not Haptic-enabled. The greater expense of products containing our technologies may be a significant barrier to their widespread adoption and success in consumer markets.

COMPETITION IN THE COMPUTER PERIPHERALS MARKET COULD LEAD TO REDUCTIONS IN THE SELLING PRICE OF LICENSED PRODUCTS, WHICH WOULD REDUCE OUR ROYALTY REVENUE.

The computer peripherals market in which some of our licensees may compete is highly competitive and is characterized by rapid technological change, short product life cycles, cyclical market patterns, a trend of declining average selling prices and increasing foreign and domestic competition. We believe that competition among computer peripheral manufacturers will continue to be intense, and that competitive pressures will drive the price of our licensees' products downward. Any reduction in our royalties per unit might not be offset by corresponding increases in unit sales, and our revenue might then decline.

A SMALL NUMBER OF LICENSEES MAY ACCOUNT FOR A LARGE PORTION OF OUR ROYALTY REVENUE.

A significant portion of our royalty revenue may be derived from a small number of licensees. If any of such limited group of licensees fails to achieve anticipated sales volumes, our results of operations may be adversely affected.

OUR TECHNOLOGIES MUST WORK WITH MICROSOFT'S OR OTHER COMPANY'S OPERATING SYSTEM SOFTWARE, THUS OUR COSTS COULD INCREASE AND OUR REVENUES COULD DECLINE IF MICROSOFT OR SUCH OTHER COMPANY MODIFIES THEIR OPERATING SYSTEM SOFTWARE.

Our hardware and software technology must be compatible with operating system software, including Microsoft's or their similar company's entertainment applications programming interface. Any modifications, additions or deletions by Microsoft or another company's operating system could require us to modify our technologies and could cause delays in the release of products by our licensees. If Microsoft or another company modifies their software products in ways that limit the use of our other licensees' products, our costs could be increased and our revenues could decline.

WE WILL DEPEND ON THIRD PARTY MANUFACTURERS TO PRODUCE AND DISTRIBUTE HAPTIC INTERFACE HARDWARE DEVICES.

We will depend on third party manufacturers to produce and distribute haptic interface hardware devices such as game controllers. We will have limited control over delivery schedules, quality assurance, manufacturing capacity, yields, costs and misappropriation of our intellectual property. Any delays in delivery of the haptic interface hardware devices, quality problems or cost increases could cause us to lose customers and could adversely affect our relationships with our licensees.

IF WE ARE UNABLE TO IMPROVE, AND REDUCE THE COST OF, OUR TECHNOLOGIES, COMPANIES MAY NOT INCORPORATE OUR TECHNOLOGIES INTO THEIR PRODUCTS AND OUR REVENUE GROWTH MAY BE IMPAIRED.

Our success will depend on our ability to improve, and reduce the cost of, our technologies and to introduce these technologies to the marketplace in a timely and cost effective manner. If our development efforts are not successful or are significantly delayed, companies may not incorporate our technologies into their products and our revenue growth may be impaired.

WE MAY BECOME INVOLVED IN COSTLY AND TIME CONSUMING LITIGATION OVER PROPRIETARY RIGHTS.

We attempt to avoid infringing known proprietary rights of third parties. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether aspects of our technology infringe patents held by third parties. Third parties may hold, or may in the future be issued, patents that could be infringed by our products or technologies. Any of these third parties might make a claim of infringement against us with respect to our products and technologies. In November 2000, we received a letter from Immersion Corporation, a competitor public company which has significantly greater financial resources than we do, asserting that some of our technologies, or those of our licensees, may infringe their intellectual property rights. Although this matter has not resulted in litigation to date, any of these notices, or additional notices that we could receive in the future from this or other companies, could lead to litigation. We might also elect to enforce our intellectual property rights against third parties, which could result in litigation.

Any intellectual property litigation, whether brought by us or by others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not resolved in our favor, we could become subject to substantial damage claims from third parties and indemnification claims from our licensees. Our company and/or our licensee could be enjoined from the continued use of the technology at issue without a royalty or license agreement. Royalty or license agreements, if required, might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our expenses would increase and our revenues could decrease.

COMPETITION FROM PRODUCTS THAT DO NOT INCORPORATE OUR TECHNOLOGIES COULD LIMIT OUR REVENUES OR CAUSE OUR REVENUES TO DECLINE.

Our licensees may seek to develop products that are based on alternative technologies that do not require a license under our intellectual property. The haptics field was not invented by us and has a substantial history of prior art. Several companies currently market haptics enabled products. These or other potential competitors may have significantly greater financial, technical and marketing resources. If existing or potential licensees do not license technology or intellectual property from us, our revenue growth could be limited or revenues could decline.

WE MIGHT BE UNABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD SLOW THE DEVELOPMENT AND DEPLOYMENT OF OUR TECHNOLOGIES.

Our future success and ability to sustain our revenue growth depend upon the continued service of our executive officers and other key personnel and upon hiring additional key personnel. We intend to hire additional sales, support, marketing and research and development personnel in calendar year 2004 and 2005. Competition for these individuals are intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. In addition, our technologies are complex and we rely upon the continued service of our existing engineering personnel to support licensees, enhance existing technology and develop new technologies.

WE PROJECT RAPID GROWTH AND CHANGE IN OUR BUSINESS, AND OUR FAILURE TO MANAGE THIS COULD HARM OUR BUSINESS.

Any future periods of rapid growth may place significant strains on our managerial, financial, engineering and other resources. The rate of any future expansion, in combination with our complex technologies, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs as well as the needs of our licensees.

PRODUCT LIABILITY CLAIMS, INCLUDING CLAIMS RELATING TO ALLEGED REPETITIVE STRESS INJURIES, COULD BE TIME-CONSUMING AND COSTLY TO DEFEND, AND COULD EXPOSE US TO LOSS.

Claims that consumer products have flaws or other defects that lead to personal or other injury are common in the computer peripherals industry. In particular, manufacturers of peripheral products, such as computer mice, have in the past been subject to claims alleging that use of their products has caused or contributed to various types of repetitive stress injuries, including carpal tunnel syndrome. We have not experienced any product liability claims to date. Although we seek to limit our exposure to product liability claims by using certain provisions in licensing agreements, existing or future laws or unfavorable judicial decisions could limit or invalidate such provisions. If products sold by us or by our licensees cause personal injury, financial loss or other injury to us or our licensees' customers, the customers, or our licensees, may seek damages or other recovery from us. These claims would be time-consuming and expensive to defend, distracting to management and could result in substantial damages. In addition, the assertion of these claims, even if unsuccessful, could damage our reputation or that of our licensees or their products. This damage could limit the market for our licensees' haptics-enabled products and harm our results of operations.

IF WE FAIL TO DEVELOP NEW OR ENHANCED TECHNOLOGIES FOR NEW COMPUTER APPLICATIONS AND PLATFORMS, OUR RESULTS OF OPERATIONS MIGHT BE HARMED.

We expect to develop new or enhanced technologies and to license technologies for new applications and new platforms. These initiatives may not be favorably received by consumers and could damage our reputation or our brand. Expanding our technology could also require significant additional expenses and strain our management, financial and operational resources. The lack of market acceptance of these efforts or our inability to generate additional revenues sufficient to offset the associated costs could harm our results of operations.

FUTURE ACQUISITIONS MIGHT DILUTE STOCKHOLDER VALUE, DIVERT MANAGEMENT ATTENTION OR CAUSE INTEGRATION PROBLEMS.

As part of our business strategy, we have in the past acquired, and might in the future acquire, businesses or intellectual property that we feel could complement our business, enhance our technical capabilities or increase our intellectual property portfolio. If we consummate acquisitions through an exchange of our securities, our stockholders could suffer significant dilution. Acquisitions could create risks for us, including:

-        unanticipated costs associated with the acquisitions;

- use of substantial portions of our available cash, including the proceeds of this Offering, to consummate the acquisitions;

-        diversion of management's attention from other business concerns; and

-        difficulties in assimilation of acquired personnel or operations.

Any future acquisitions, even if successfully completed, might not generate any additional revenue or provide any benefit to our business.

WE ANTICIPATE RAISING ADDITIONAL CAPITAL IN THE FUTURE.

We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to carry out our business strategy. We cannot be certain that any financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to expand our business. Additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

OUR  EXECUTIVE  OFFICERS,  DIRECTORS  AND MAJOR  STOCKHOLDERS  HAVE  SIGNIFICANT
CONTROL OVER US, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE MATTERS.

Our current directors, officers and more than 10% stockholders will, as a group, beneficially own approximately 49.1% of our outstanding common stock. Acting together, these stockholders would be able to significantly influence all matters that our stockholders vote upon, including the election of directors and mergers or other business combinations.

Provisions in our Delaware certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

A SUBSTANTIAL PORTION OF OUR BUSINESS STRATEGY IS TO DEVELOP HAPTICS ENABLED DEVICES FOR USE IN THE COMPUTING GAMING INDUSTRY AND TO DEVELOP OUR OWN INTERACTIVE COMPUTER GAMING PRODUCTS WHICH INCORPORATES OUR TECHNOLOGIES. SUCH INDUSTRY IS HIGHLY VOLATILE AND COMPETITIVE.

The interactive computer gaming industry has historically been a volatile and highly dynamic industry affected by changing technology, limited hardware platform life cycles, hit products, competition, component supplies, seasonality, consumer spending and other economic trends. Such industry is also intensely competitive. Interactive computer gaming products typically have life spans of only 3 to 12 months. In addition, the market is crowded with a large number of titles competing for limited shelf space at retail. Our future success will depend in large part on companies that will develop games requiring the use of our technologies to develop and introduce new competitive products on a timely basis and to get those products distributed widely at retail. To compete successfully, new products must adapt to new hardware platforms and emerging industry standards, provide additional functionality and be successfully distributed in numerous changing worldwide markets. If our company or companies that will develop games requiring the use of our technologies were unable, due to resource constraints or technological or other reasons, to successfully develop and distribute such products in a timely manner, this inability would have a material adverse effect on our operating results and our financial condition.

DEVELOPMENT OF SUCCESSFUL INTERACTIVE COMPUTER GAMING PRODUCTS IS HIGHLY UNPREDICABLE AND COMPLEX AND IS SUBJECT TO PLATFORM CHANGES.

Product development schedules are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and experimentation associated with development for new technologies. Products frequently include a large amount of content and are complex, time-consuming and costly to develop. A large portion of the interactive computer games that we will produce or that will use our technologies are designed to be played on proprietary video game platforms such as the PlayStation2, Nintendo Gamecube and Microsoft's Xbox. The success of our products is significantly affected by market acceptance of the new video game hardware systems and the life span of older hardware platforms, and our ability to accurately predict these factors with respect to each platform. In many cases, we will have expended a large amount of development and marketing resources on products designed for new video game systems that have not yet achieved large installed bases or will have continued product development for older hardware platforms that may have shorter life cycles than we expected. Conversely, if we did not choose to develop for a platform that achieves significant market acceptance, or discontinues development for a platform that has a longer life cycle than expected, our revenue growth may be adversely affected.

SUCCESS OF INTERACTIVE COMPUTER GAMES ARE INCREASINGLY HITS DRIVEN, THE MARKET FOR SUCH GAMES IS HIGHLY UNPREDICTABLE AND DEVELOPMENT OF NEW CONTENT IS INHERENTLY RISKY AND EXPENSIVE.

Interactive computer games have become increasingly "hits" driven. Additional marketing and advertising funds are required to drive and support "hit" products, particularly television advertising. There can be no assurance that we will be able to produce "hit" titles, or that advertising for any product will increase sales sufficiently to recoup those advertising expenses. Whether games will become hits are highly dependent on consumer tastes and moods and are highly unpredictable. Development of new content is inherently risky and expensive. We cannot assure that products will be developed on time, in a cost effective manner, or that they will be commercially successful.

THE INTERACTIVE COMPUTER GAMING INDUSTRY IS CYCLICAL, AND WE MAY FAIL TO ANTICIPATE CHANGING CONSUMER PREFERENCES.

A substantial portion of our business will depend on our success in the interactive computer gaming industry which is cyclical and our ability to anticipate changing consumer preferences. The interactive computer gaming industry has historically been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our success will depend on numerous factors beyond our control, including:

- the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;

-        international,  national and regional economic conditions, particularly
         economic   conditions   adversely  affecting   discretionary   consumer
         spending;

-        changes in consumer demographics;

-        the availability of other forms of entertainment; and

- critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

In order to plan for acquisition and promotional activities, we will be required to anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive computer games or particular platforms could cause potential sales to be very low. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period, consumer appeal of a particular title may decrease, causing projected sales to decline.

OBTAINING A LICENSE FROM HARDWARE MANUFACTURERS WILL BE REQUIRED TO PUBLISH ANY INTERACTIVE COMPUTER GAME TITLES. WE HAVE NOT OBTAINED SUCH LICENSE AND MAY NOT BE ABLE TO OBTAIN SUCH LICENSE ON ACCEPTABLE TERMS, OR AT ALL.

We will be required to obtain a license to develop and publish titles for each hardware platform for which we will develop and publish titles. Hardware manufacturers, including Sony (PlayStation and PlayStation2), Nintendo (Game Boy Color, Game Boy Advance and GameCube) and Microsoft (Xbox) require that we obtain approval for the publication of new games. Such manufactures are large companies with substantial financial resources and will be able to impose a very manufacturer favored agreement. We cannot assure that we will be able to obtain such licenses on acceptable terms, or at all.

OUR OFFICERS, DIRECTORS AND EMPLOYEES HAVE NO EXPERIENCE IN THE INTERACTIVE COMPUTER GAMING INDUSTRY AND MAY NOT BE ABLE TO OPERATE THIS BUSINESS EFFECTIVELY.

Offering and developing interactive computer games is a substantial departure from our current business of offering product development services and limted sales of haptic devices. Our officers, directors and employees have no experience in developing, producing, pricing, marketing, selling, or distributing interactive computer games and will rely on its ability to employ persons that have such experience to carry out its business strategy with respect to developing interactive computer games. Because of our inexperience in this area, we may not be effective in achieving success that may otherwise be attainable by more experience.

WE MAY BE UNABLE TO INCREASE SALES OF OUR E-TOUCH SONO PRODUCT IF, AS A RESULT OF THE CURRENT ECONOMIC SLOWDOWN OR OTHER FACTORS, MEDICAL INSTITUTIONS DO NOT BUDGET FOR SUCH DEVICES.

Our e-Touch sono product is new and, as a result, many medical institutions do not budget for such devices. To increase sales of our e-Touch sono, we must, in addition to convincing medical institution personnel of the utility of the devices, persuade them to include a significant expenditure for the devices in their budgets. If these medical institutions are unwilling to budget for such devices or reduce their budgets as a result of the economic slowdown, cost-containment pressures or other factors, we may not be able to increase sales of its e-Touch sono product at a satisfactory rate. If we are unable to increase sales of our e-Touch sono product, our results of operations and financial condition may be adversely affected.

REDUCED SPENDING BY CORPORATE RESEARCH AND DEVELOPMENT DEPARTMENTS MAY ADVERSELY AFFECT SALES OF OUR PROFESSIONAL APPLICATIONS BUSINESS.

To date, we have derived the majority of our revenues developing professional applications for customers such as Aramco, Lockheed Martin, Chevron, Chrysler and Sandia. We believe that the current economic downturn has led to a reduction in such corporations' budgets for research and development in several sectors, including the automotive and aerospace sectors, which use our services and products. Sales of our services and products may be adversely affected by these cuts in corporate research and development budgets.

LEGISLATIVE  ACTIONS,   HIGHER  INSURANCE  COST  AND  POTENTIAL  NEW  ACCOUNTING
PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy are likely to increase general and administrative costs. In addition, insurers are likely to increase premiums as a result of high claims rates over the past year, which we expect will increase our premiums for insurance policies. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

THE MARKET FOR OUR COMMON STOCK, EVEN IF REGISTERED UNDER THE SECURITIES ACT, MAY NOT BE LIQUID.

Even if our common stock is registered under the Securities Act, it may be thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for its common stock will develop or be sustained. Further, there is no assurance that our common stock may be listed on any stock exchange or even qualify to be listed on the over-the-counter bulletin board. Failure to do so may make it very difficult to sell our common stock.

CHANGES IN GENERAL ECONOMIC CONDITIONS, ESPECIALLY INTEREST RATES AND BUSINESS CYCLES, MAY SIGNIFICANTLY AFFECT OUR INCOME AND REVENUES.

Any substantial deterioration in general political or economic conditions, particularly in the United States, may adversely affect the need for our financial performance. The terrorist attacks that took place in the United States on September 11, 2001, along with the U.S. military campaign against terrorism in Iraq, Afghanistan and elsewhere and continued violence in the Middle East have created many economic and political uncertainties, some of which may materially harm demand of our services and products and our business and revenues. The long-term effects of these events on our industry, the market for our products and the U.S. economy as a whole are uncertain. The consequences of any additional terrorist attacks, or any expanded-armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling security holders. Should the selling security holders holding warrants choose, in their sole discretion, to exercise any of their warrants, we would receive the proceeds from the exercise price. We intend to use the proceeds from the exercise of warrants by the selling security holders for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

         The following table provides certain information with respect to the selling security holders' beneficial ownership of our securities as of the date of this prospectus. The selling security holders can offer all, some or none of their shares of our common stock, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus. None of the selling security holders are or were affiliated with registered broker-dealers. See "Plan of Distribution."

                                                                                      NUMBER OF SHARES BENEFICIALLY
                                                                                          OWNED AFTER OFFERING (2)
                                   NUMBER OF SHARES                                   -----------------------------
                              BENEFICIALLY OWNED BEFORE      NUMBER OF SHARES         NUMBER OF
         NAME                        OFFERING (1)             BEING OFFERED            SHARES         PERCENTAGE
         ----                        ------------             -------------            ------         ----------
Absolute Return Europe Fund           750,000 (3)                 750,000                 0               0
European Catalyst Fund Ltd.           375,000 (4)                 375,000                 0               0
RAB Special Situations L.P.           2,106,000 (5)               2,106,000               0               0
Concorde Bank Limited                 75,000 (6)                  75,000                  0               0
Motus Management S.A.                 150,000 (7)                 150,000                 0               0
Alan Schram                           37,500 (8)                  37,500                  0               0
Frederick Manlunas                    41,250 (9)                  41,250                  0               0
Craig Noell                           7,500 (10)                  7,500                   0               0
Duane Stullich                        11,250 (11)                 11,250                  0               0

                                                                                      NUMBER OF SHARES BENEFICIALLY
                                                                                          OWNED AFTER OFFERING (2)
                                   NUMBER OF SHARES                                   -----------------------------
                              BENEFICIALLY OWNED BEFORE      NUMBER OF SHARES         NUMBER OF
         NAME                        OFFERING (1)             BEING OFFERED            SHARES         PERCENTAGE
         ----                        ------------             -------------            ------         ----------
Daniel S. Conway                      30,000 (12)                 30,000                  0               0
Nishen Radia                          7,500 (13)                  7,500                   0               0
Gayle C. Pomerantz                    37,500 (14)                 37,500                  0               0
Spencer Stuart Management Ltd         75,000 (15)                 75,000                  0               0
Victor Ho                             67,500 (16)                 67,500                  0               0
Bennett Group Arizona LLC             30,000 (17)                 30,000                  0               0
Rose M. and Joseph S. Bruglio         75,000 (18)                 75,000                  0               0
Todd and Nancy Gillenwater            37,500 (19)                 37,500                  0               0
Joseph W. and Corinne M. Kliegl       150,000 (20)                150,000                 0               0
Edward and Martin Santangelo          150,000 (21)                150,000                 0               0
Chad R. Worthington                   7,500 (22)                  7,500                   0               0
Sandia Corporation                    487,300 (23)                487,300                 0               0
Bill Anderson                         15,000 (24)                 15,000                  0               0
Tom Anderson                          500,000 (25)                500,000                 0               0
Jan Arnett                            757,576                     757,576                 0               0
Richard Aviles                        15,000 (26)                 15,000                  0               0
Walt Aviles                           15,000 (27)                 15,000                  0               0
Scott L. Bach                         15,000                      15,000                  0               0
Ed Barsis                             15,000 (28)                 15,000                  0               0
Nick Brown                            15,000 (29)                 15,000                  0               0
Corporate Advisors Group              300,000(30)                 300,000                 0               0
Gerald Grafe                          15,000                      15,000                  0               0
Jack Harrod                           250,000                     250,000                 0               0
Allan Hisey                           15,000                      15,000                  0               0
Hunter World Markets, Inc.            568,400(31)                 568,400                 0               0
Jake Jones                            15,000 (32)                 15,000                  0               0
Loman International SA                100,000                     100,000                 0               0
Manhattan Scientifics                 500,000                     500,000                 0               0
Sheila Pounds                         15,000 (33)                 15,000                  0               0
Richardson & Patel LLP                337,879 (34)                337,879                 0               0
PFK Acquisition Co I, LLC             150,000 (35)                150,000                 0               0
PFK Acquisition Co II LLC             150,000 (36)                150,000                 0               0
Howard Zuker                          52,500 (37)                 52,500                  0               0
Todd M. Ficeto                        250,000 (38)                250,000                 0               0
John M. Alderson                      250,000 (39)                250,000                 0               0

(1) The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(2) Assumes that all shares will be resold by the Selling Security Holders after this offering.

(3) Includes up to 250,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(4) Includes up to 125,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(5) Includes up to 702,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(6) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(7) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(8) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(9) Includes up to 13,750 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(10) Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(11) Includes up to 3,750 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(12) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(13) Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(14) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise prices of $2.00 per share of common stock.

(15) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(16) Includes up to 22,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(17) Includes up to 10,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(18) Includes up to 25,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(19) Includes up to 12,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(20) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(21) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(22) Includes up to 2,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(23) Includes up to 447,300 shares of common stock to be issued upon the conversion of 4,000 shares of preferred stock.

(24) Includes up to 15,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.01 per share of common stock.

(25) Includes up to 500,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.05 per share of common stock. Mr. Anderson is the CEO and director of the company.

(26) Includes up to 15,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.05 per share of common stock.

(27) Includes up to 15,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.01 per share of common stock.

(28)     Mr. Barsis is a director of the company.

(29) Includes up to 15,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.05 per share of common stock.

(30) Includes up to 200,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $1.00 per share of common stock.

(31) Includes up to 263,500 shares of common stock to be issued upon the exercise of a warrant at exercise prices of $1.00 per share of common stock and up to 304,900 shares of common stock to be issued upon the exercise of an overallotment option at an exercise price of $1.00 per share of common stock.

(32) Includes up to 15,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.01 per share of common stock.

(33) Includes up to 15,000 shares of common stock to be issued upon the exercise of options at exercise prices of $0.01 per share of common stock.

(34) Includes up to 300,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock.

(35) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(36) Includes up to 50,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(37) Includes up to 17,500 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $2.00 per share of common stock.

(38) Includes up to 250,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock.

(39) Includes up to 250,000 shares of common stock to be issued upon the exercise of a warrant at an exercise price of $0.50 per share of common stock.

                              PLAN OF DISTRIBUTION

         Each selling security holder is free to offer and sell his or her common stock at such times, in such manner and at such prices as he or she may determine. As used in this prospectus, "Selling Security Holders" includes the ~ledges, donees, transferees or others who may later hold the selling security holders' interests in our common stock. We will pay the costs and fees of registering the common stock, but each selling security holders will pay their own brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling security holders, except in the event that a selling security holder exercises any warrants. Although the selling security holders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

         The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        settlement of short sales

         o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o        through the writing or  settlement of options or other hedging
                  transactions,   whether   through  an  options   exchange   or
                  otherwise; and

         o        any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.


         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS

         The Company is not presently a party to any pending or threatened legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth the names, ages, and positions of our directors and officers.

      Name                 Age                 Position Held                   Officer/Director since
      ----                 ---                 -------------                   ----------------------
Tom Anderson               29      Chief Executive Officer, President,                  1999
                                   Chairman of the Board and Director
Walter Aviles              44      Chief Technical Officer                              2001
Marvin Maslow              67      Director                                             2000
Ed Barsis                  63      Director                                             2000

         The directors named above will serve until the next annual meeting of our stockholders or until their successors are duly elected and have qualified. Directors will be elected for one-year terms at the annual stockholders meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs other than a shareholders agreement between Manhattan Scientifics, Tom Anderson and the Company whereby the parties agree: (i) to elect Tom Anderson and Marvin Maslow as directors;
(ii) that Manhattan Scientifics will have the right to elect 2 board members.

         There are no family relationships among the directors and executive offices. None of the directors or executive officers has, during the past five years:

         (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

         (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

         (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BIOGRAPHICAL INFORMATION

TOM ANDERSON, CEO, PRESIDENT AND CHAIRMAN OF THE BOARD

Tom Anderson, our CEO, President and Chairman of the Board, is one of the earliest pioneers in 3D touch software. He has led Novint over the past five years and has been responsible for overseeing all aspects of its business development including leading Novint to a break-even point on cash flow. He began his work on computer touch more than eight years ago at Sandia National Laboratories using the first PHANTOM (the first haptic device of its kind) ever sold. Mr. Anderson was the inventor and principal investigator during the five-year computer touch project at Sandia responsible for developing the technology and applying it to important problems. Mr. Anderson then worked to obtain an exclusive license to the Sandia Technology for Novint Technologies. Mr. Anderson has a BS in Electrical Engineering, Magna Cum Laude, from the University of New Mexico, and an MS in Electrical Engineering from the University of Washington, where he studied both computer interface technology and business management.

WALT AVILES, CHIEF TECHNICAL OFFICER

Novint's Chief Technical Officer, Walter A. Aviles, has over 20 years of technical and managerial experience in commercial, government and academic environments in the design and development of advanced, first of a kind, human/machine interfaces, virtual environments and robotic systems. He holds undergraduate and graduate degrees in Electrical Engineering and Computer Science from Stanford University and The Massachusetts Institute of Technology. He is a founding member of the Virtual Environment and Teleoperator Research Consortium (VETREC), an Associate Editor of the MIT Press journal Presence and a member of the Tau Beta Pi and Sigma Chi engineering honor associations. As a founding principal of Teneo Computing, Inc., he worked on projects including: a prototype dental cavity preparation simulator developed in collaboration with the Harvard University School of Dentistry; a three-dimensional data understanding and editing system for volumetric seismic data developed with Mobil Oil; and a computer interface for the blind research system developed with NHK Television of Japan. Prior to founding Teneo Computing, Mr. Aviles was a Vice President at SensAble Technologies in Cambridge, Massachusetts, where he helped establish the corporat'on's software group and developed the wo'ld's first commercial haptic software toolkit. He also spearheaded the development of real-time techniques and commercial applications for interaction with volumetric models including the FreeForm application.

MARVIN MASLOW

Marvin Maslow is the first board member after Tom Anderson, and is the CEO of our principal investor, Manhattan Scientifics. Mr. Maslow has provided a strong guiding hand in our early growth. From June 1990 through September 1996, Mr. Maslow served as chief executive officer of Projectavision, Inc., a company he co-founded to develop and market video projection technology. Since November 1996, Mr. Maslow has served as chief executive officer and chairman of the board of Tamarack Storage Devices, Inc. From 1999 through 2002, Mr. Maslow served as a director of NMXS.com, Inc. For more than 20 years, Mr. Maslow has been President of Normandie Capital Corp., a private investment and consulting company. Mr. Maslow is credited with the starting up and financing of more than 20 enterprises during his career. Mr. Maslow received an A.A.S. degree from the Rochester Institute of Technology in 1957 and an honorable discharge from the U.S. Army Signal Corps in 1963. Mr. Maslow is the Chairman of the Board of Manhattan Scientifics, Inc., a publicly traded company which is also one of our shareholders.

ED BARSIS

Dr.  Edwin H.  Barsis is a  partner  in BMV  Associates,  a  consulting  firm he co-founded in 1995 that specializes in managerial consulting, technology assessment and business development. Clients include new business ventures, large and small commercial corporations and the US government. Previously, during a 26-year career at Sandia National Laboratories, Dr. Barsis held positions on the technical staff and in senior management where he was responsible for building and directing technical groups, managing the corporat'on's R&D investments and business development. He graduated from Cornell University with B.S., M.S., and Ph.D. degrees in Engineering Physics; and subsequently served as a Captain in the US Army from 1967 to 1969.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 2004 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of our voting securities, (ii) each of our director and executive officer, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investing power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable community property laws, and, unless otherwise stated, their address is 4109 Bryan Ave NW, Albuquerque, New Mexico 87114.

                                                                     Amount and Nature of Beneficial      Percent
  Title of Class          Name and Address of Beneficial Owner                 Ownership(1)            of Class (6)
  --------------          ------------------------------------                 ------------            ------------
Common               Tom Anderson                                        6,290,218(2)                       27.9%

Common               Walter Aviles                                       1,382,220(3)                        6.1%

Common               Ed Barsis                                           113,867 (4)                         0.5%

Common               Marvin Maslow                                       3,201,761(5)                       14.2%

Common               Manhattan Scientifics, Inc.                         3,201,761                          14.2%

                     All officers and directors as a group                                                  48.7%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of June 30, 2004, are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person.

(2) Mr. Anderson is the CEO and owns 3,290,218 shares of our common stock and an option to purchase 3,500,000 shares of our common stock at an exercise price of $0.05 per share.

(3) Mr. Aviles is the CTO and owns options to purchase 82,220 shares at an exercise price of $0.01 per share and 1,100,000 shares at an exercise price of $0.05 per share of our common stock and 1,200,000 shares at an exercise price of $0.50.

(4)      Mr. Barsis is a Director.

(5) Mr. Maslow is a Director of the Company and is the CEO of Manhattan Scientifics which owns 3,216,913 shares of common stock. Additionally, Mr. Maslow owns an option to purchase 250,000 shares at an exercise Price of $0.50 per share.


(6) Percentages are based on 22,526,562 shares outstanding or subject to options, warrants or convertible securities exercisable or convertible within 60 days of June 30, 2004.


                            DESCRIPTION OF SECURITIES

We are currently authorized to issue 50,004,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock with a par value of $0.01 per share and 4,000 shares of Preferred Stock with a par value of $0.01 per share.

COMMON STOCK

As of June 30, 2004, 14,183,114 shares of our Common Stock are issued and outstanding.

PREFERRED STOCK

As of June 30, 2004, 4,000 shares of our preferred stock (the "Preferred Stock") are issued and outstanding.

The following is a brief summary of the preferences and rights contained in our Certificate of Incorporation with respect to the Preferred Stock and is qualified in its entirety by reference to such Certificate.

Dividends

In all respects regarding dividends or distributions of any kind to holders of Common Stock, holders of the Preferred Stock shall have the rights, privileges, and share in all respects as if such holders had converted the Preferred Stock to the number of shares of Common Stock corresponding to the conversion provisions.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or other winding up of our affairs, before any distribution or payment is made to the Common Stock, the holders of the Preferred Stock shall be entitled to be paid $100,000 in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Preferred Stock, the holders of the Preferred Stock shall be entitled to share ratably, treated as if such Preferred Stock had been converted to Common Stock according to the conversion provisions, with the holders of the Common Stock with respect to our remaining assets and funds. Neither the consolidation or merger of our company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of our company to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of our company.

Voting Rights

The holders of the issued and outstanding shares of the Preferred Stock shall have no voting rights except, without the consent of the holders of at least a majority of the shares of the Preferred Stock then outstanding we will not: (i) increase the authorized amount of the Preferred Stock; (ii) issue any stock with rights on parity or senior to the Preferred Stock or increase the authorized amount of any such other class, except in exchange for consideration to us not substantially less than the fair market value of such parity or senior stock, as determined in good faith by the Board of Directors; or (iii) amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of the Preferred Stock in a substantial way.

Redemption

If there is no Initial Public Offering (defined as any transaction by which stock of the Company becomes publicly traded) or an Initial Sale (defined as the sale of the Company to an independent third party (whether by merger, statutory share exchange, consolidation, recapitalization, sale of all or substantially all of its assets or sale of all or not less than 85% of the equity and voting interests in the Company)) within 10 years from the issue date of the Preferred Stock, then we are required to repurchase the number of shares of the Preferred Stock as the holders thereof may from time to time request, but in any 12 month period not more than 10% of the largest number of shares of the Preferred Stock that have ever been outstanding, at an amount per share equal to the greater of
(a) $0.25/share, or (b) that portion of the fair market value of the Company, as determined in good faith by the Board of Directors, corresponding to the number of shares of Common Stock to which the shares of the Preferred Stock to be redeemed would convert according to the conversion provisions.

Conversion

Optional Conversion. Subject to and upon compliance with the conversion provisions, the holder of any shares of the Preferred Stock has the right at such holder's option, at any time or from time to time, to convert any of such shares of the Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price set forth below.

Automatic Conversion. Each outstanding share of the Preferred Stock shall automatically be converted, without any further act by us or our stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon the closing of an Initial Public Offering (defined as any transaction by which stock of the Company becomes publicly traded) or an Initial Sale (defined as the sale of our Company to an independent third party (whether by merger, statutory share exchange, consolidation, recapitalization, sale of all or substantially all of its assets or sale of all or not less than 85% of the equity and voting interests in us)).

Conversion Price. Each share of the Preferred Stock shall be converted into a number of shares of the Common Stock determined by dividing (i) $0.25/share by
(ii) the Conversion Price in effect on the Conversion Date. The Conversion Price shall initially be equal to $0.25/share. The Conversion Price shall be subject to the following adjustments.

           1. Automatic Conversion. In the event of an automatic conversion, before automatic conversion is triggered, the Conversion Price shall be adjusted to that price that will result in the total shares of the Preferred Stock to be convertible to 447,300 shares of Common Stock.

           2. Common Stock Issued at Less Than the Conversion Price. If we issue any Common Stock other than Excluded Stock (defined as (A) shares of Common Stock issued or reserved for issuance by us as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or the Preferred Stock, or upon conversion of shares of the Preferred Stock and (B) up to 20,000 shares of Common Stock to be issued to our key employees, consultants and advisors together with any such shares that are repurchased by us and reissued to any such employee, consultant or advisor) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (B) the consideration, if any, received by us upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance. In the case of the issuance of Common Stock for cash, the amount of the consideration received by us shall be deemed to be the amount of the cash proceeds received by us for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by us for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock (otherwise than upon the conversion of our shares of capital stock or other securities) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment.

           3. Options and Convertible Securities. In the case of the issuance of
(i)  options,  warrants  or other  rights to purchase  or acquire  Common  Stock
(whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                A. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by us upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                B. the  aggregate  maximum  number of  shares  of  Common  Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by us for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by us upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                C. on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by us upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                D. on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                E. if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;

         4. Stock Dividends, Subdivisions, Reclassifications or Combinations. If we (i) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (ii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of the Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

THE WARRANTS

The Warrant is exercisable for $2.00/share at anytime for five years but is redeemable by us if the average closing bid price of our Common Stock as quoted on the OTC Bulletin Board or any other listed exchange exceeds 150% of $2.00 for any 10 consecutive trading days ending 1 month before the date of the mailing of a notice of redemption.

We are also registering shares of common stock issuable pursuant to: (i) warrants to purchase 300,000, 500,000 and 463,500 shares of common stock at exercise prices of $0.50/share, $0.50/share and $1.00/share respectively; and
(ii) options to purchase up to 590,000 shares of common stock at an exercise price of either $0.01 or $0.05. These warrants may be exercised at anytime for five years.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Our audited financial statements at December 31, 2003 and 2002 appearing in the prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, as set forth on their report thereon appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Grant Thornton LLP does not have any interest in us.

         Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. Richardson & Patel LLP owns 37,879 shares of our Common Stock and a warrant to purchase an additional 300,000 shares of our Common Stock with an exercise price of $0.50 per share.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Article Eight of our Certificate of Incorporation limits the liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174(b) of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit. Article Nine of our Certificate of Incorporation provides that we shall indemnify our officers, directors, employees and agents to the fullest extent allowed by the Delaware General Corporation Law.

         The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of we to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

COMPANY OVERVIEW

We were initially incorporated in the State of New Mexico as Novint Technologies, Inc. On February 26, 2002, we changed our state of incorporation to Delaware by merging into Novint Technologies, Inc., a Delaware corporation (the "Company").

We are a haptics technology company (haptics refers to your sense of touch). We develop, market and sell applications and technologies that allow people to use their sense of touch to interact with computers.

Our computer touch technology allows computer users to realistically feel objects displayed by a computer using a 3D haptic (or computer-touch) device in the same way that the monitor allows people to see what a computer is displaying. A computer user holds onto the handle of a haptics device which can be moved right-left and forwards-backwards like a mouse, but can also be moved up and down. As the haptics device is moved by the user, it controls three-dimensional cursor or other pointing icon displayed by the computer (much like a mouse controlling a two-dimensional cursor) and when such cursor makes contact with virtual objects displayed by the computer, the computer registers such contact and updates motors in the haptics device (approximately 1000 times a second) creating feedback to the handle of the haptics device and giving a realistic sense of touch in the user's hand.

For example, a user can hit a virtual golf ball, swing a sword at an ogre, throw a football, cast a spell by moving a wand, or generally interact with objects displayed by a computer in a more realistic manner by including a detailed and realistic sense of touch. We believe that haptics technology will fundamentally change the interactive computer game industry because it adds another sensory (the sense of touch) component to make games more realistic. We believe that future interactive computer games will be played with three dimension touch devices, and the technology will expand beyond computer games and toys and may eventually replace the computer mouse entirely.

We are currently planning to exploit new opportunities in the consumer interactive computer game market. This opportunity is only recently possible because of the development of a new low-cost three-dimensional haptics interaction device that works with our existing computer touch software. We believe that this device may retail for under $100, bringing it within reach to a large number of consumers.

Haptics technology is unlike any other previous computer interaction. It opens the door to a whole new way in which users can interact with computers. We believe that this is one of the few technologies that will fundamentally revolutionize the ways in which people use computers and we aim to be a leader and pioneer in this exciting and growing field.

COMPANY HISTORY & DEVELOPMENT OF HAPTICS TECHNOLOGY

Our technology originated at Sandia National Laboratories ("Sandia"), a multi-billion dollar government research laboratory, which is one of the earliest pioneers in the human-computer haptics interaction field. We were established in 2000. We were granted an exclusive license by Sandia that encompasses over five years of pioneering research and development in the field of human-computer haptics interfaces at Sandia. We were the first company in which Sandia received capital stock as part of a licensing agreement. Our CEO, Mr. Tom Anderson was an employee at Sandia and our management team has over 30 years of experience in the human-computer haptics interaction field, and includes some of the earliest researchers in the field of haptics.

We received a first round of funding of approximately $1,500,000 from Manhattan Scientifics, Inc., a publicly traded technology incubator company (OTCBB: MHTX). We have used such funds to grow to a breakeven point with respect to our cash-flow. See, Financial Statements.


In May 2001, Manhattan Scientifics acquired Teneo Computing, Inc. ("Teneo") and caused Teneo to grant to us an exclusive, worldwide license to all of Teneo's technology which we have accounted for as an intangible asset. The Teneo license brought a number of customers and added a suite of haptics applications and technology for us.

Our revenues are currently approximately $505,566 and $243,080 for 2003 and 2002, respectively. Our revenues have been from contracts to develop professional applications using our haptics technology, and related haptics devices, for a number of customers, including Chevron, ARAMCO, Woods Hole Oceanographic Institute, Lockheed Martin Perry Technologies, SensAble
Technologies, Sandia National Laboratories, Deakin University and Daimler Chrysler Automotive Corporation. Further, we have sold a few haptics interface systems (hardware) along with its software.


OUR HAPTICS TECHNOLOGY

Our computer touch technology allows computer users to realistically feel objects displayed by a computer on a monitor in the same way that the monitor allows people to see what a computer is displaying. A computer user holds onto the handle of a haptics device which can be moved right-left and forwards-backwards like a mouse, but can also be moved up and down. As the haptics device is moved by the user, it controls a cursor or other pointing icon displayed by the computer (much like a mouse controlling a cursor) and when such cursor makes contact with virtual objects displayed by the computer, the computer registers such contact and updates motors in the haptics device (approximately 1000 times a second) creating feedback to the handle of the haptics device and giving a realistic sense of touch in the user's hand.

Our computer touch technology encompasses both hardware and software. The hardware component includes designs and development of devices that users can hold or feel to receive the touch sensations. We have a reseller agreement with SensAble to sell a haptics device called the Phantom System. The software component includes software that interacts with the hardware component to update motors in the haptics device to create the touch sensations.

Our computer touch technology has had broad and significant implications and utility in many domains including the engineering, scientific, medical, entertainment and educational fields. To date, we have developed professional applications for customers such as Aramco, Lockheed Martin, Chevron, Chrysler and Sandia National Laboratories. These efforts have allowed us to build our intellectual property portfolio.

CURRENT PRODUCTS & SERVICES

To date, we have derived the majority of our revenue developing professional applications for our customers. We have completed a number of contracts with companies such as Aramco, Lockheed Martin, Chrysler, Chevron, Sandia National Laboratories, and Woods Hole Oceanographic Institute.

We believe that our professional application development services business is poised to expand. Several of the projects we have completed (such as those with Aramco, Lockheed Martin, and Sandia) may grow into much larger projects. All of our ongoing work in this market will support itself, and much of the intellectual property and software development developed with respect to these contracts will be applicable towards other applications of our technology.

We have also recently released two products, an interface to an Atomic Force Microscope and our e-Touch sono system. Our e-Touch sono, which allows a parent to "virtually" touch their baby before he/she is even born was chosen as one of Time Magazine's Coolest Technologies of the Year in November of 2002.


No sales of products in general other than a sale to Deakin University and University of New Mexico each for a collection of our applications for demonstration purposes as well as some Phantom Haptic interfaces. Other than that, our revenue is from contracts so far, but we hope to increase our product revenue in the near future.


SALES OF CURRENT PRODUCTS

We are actively marketing for other projects through interactions at trade shows, through our web site, our reputation as a leader in 3D haptics, and through leads generated from friends of the Company.

PRODUCTS AND SERVICES IN DEVELOPMENT: INTERACTIVE COMPUTER GAMING

We are currently preparing to leverage our computer touch technology to exploit opportunities in the consumer console and PC interactive computer games market. Using our haptics technology, games and applications will have the crucial missing "third sense" to human computer interaction. Users will be able to directly and intuitively feel the shape, texture, and physical properties of virtual objects using our computer touch software.

Opportunities in the Interactive Computer Game Market

The interactive computer game market is a very large and rapidly growing market. According to sales figures from The NPD Group, total U.S. retail sales of video game hardware, software and accessories grew 10 percent in 2002 over 2001. The video game industry generated $10.3 billion in record-breaking sales, surpassing the previous record high of $9.4 billion in 2001. The category of video game software, consisting of both console and portable software, experienced sales gains of 21 percent in dollar volume and sold 15 percent more units in 2002 than in 2001. The three primary gaming console companies are Sony (Playstation 2), Microsoft (XBox), and Nintendo (Gamecube). The Company anticipates developing games for the Sony and Microsoft platforms.

The U.S. entertainment software industry (computer and video game software sales) grew 8% to a record-breaking $6.9 billion in 2002, according to the Interactive Digital Software Association (IDSA). 2002 U.S. sales of console games totaled $5.5 billion while computer games accounted for $1.4 billion in sales, including edutainment games. Total game software sales in 2001 were $6.35 billion, with console games bringing in $4.6 billion in sales and computer games accounting for $1.75 billion. According to a poll by IDSA, 41% of all Americans, and almost two-thirds (63%) of parents, say that they plan to purchase at least one game this year.

Our Interactive Computer Gaming Strategy

Our interactive computer gaming strategy is based upon the creation of a fundamentally new and improved way users interact when playing interactive computer games - adding the sense of touch. The introduction of games incorporating the sense of touch involves development of both hardware and software. We anticipate licensing our haptics enabled hardware designs to a number of hardware manufacturers to gain support for the technology. At the same time, we anticipate licensing our computer touch software to a number of game publishers to create many haptics enabled video games or licensing games developed by us to game publishers for distribution.

We anticipate playing an active role in creating the hardware and software over the early years of development, but over time we anticipate a licensing model where we will control and license the interface between the hardware and the software and receive royalties on hardware and software sales.

Hardware

Initially, we anticipate the development of two iterations of haptics controller devices: the first-generation 3D version and the second-generation 6D version (with 6 degrees of freedom, allowing users to move and rotate objects). We anticipate that the 3D controllers will be introduced by 2005 for the Sony PlayStation2 and the PC and by 2006, a 3D controller for Microsoft's XBox will be introduced, along with 6D controllers and upgrade kits for all three platforms. Further, we anticipate that by 2007, the 3D controller will be replaced by the 6D controller and additionally accommodate the anticipated introductions of the Sony PlayStation3 and Microsoft XBox2 next generation consoles. We anticipate that each controller will be bundled with its own flagship game title.

We anticipate that all hardware will be manufactured and sold by third parties such as Sony, Microsoft, Logitech, Interact, Kensington, etc., under licensing agreements with us. It is our intent to encourage a number of manufacturers to embrace and license the technology and, thereby, preemptively establish ourselves as the de facto haptics standard in the industry. Ultimately, we anticipate that the current generation of mice, joysticks, gamepads, etc. are supplanted by haptics controllers, and all those controllers employ our technology.

Software

We anticipate that software titles will be published in one of two forms: (i) those that may be played with traditional mice, joysticks, gamepads, etc., as well as our 3D/6D haptics controllers to enhance the game play; or those that may be played only with our devices (initially reserved for selected titles in which transcendent game play and experiential dimensions are delivered). Software platform compatibility will conform to the hardware compatibility discussed above.

We anticipate that our computer touch software will be licensed to third party publishers. We anticipate two broad types of licenses. The first category is one in which we license the haptic technology to a publisher so that their development team can add the sense of touch into a game. In this type of license, we will provide our computer touch software and within it, the interface to the applicable hardware. In many cases, we will aid in the development of the game. The second category of games is one in which we are the primary developer, where we take on the creation of the game. These games are still licensed to a publisher, as the publisher's name and distribution channels are utilized for sales, but we anticipate that it will receive a higher royalty on these games given the higher level of control and involvement.

We anticipate that all games developed will be published by 3rd party publishers, and will be distributed through their distribution channels. As described above, we will either aid another developer in incorporating haptics into the game, or we will act as the game developer. To achieve the introductory library of games, we anticipate employing a two-pronged development strategy wherein we will: (i) support third party publishers by providing developmental API/toolsets, our resident experts to assist their developer teams and, in selected cases, an advance on all or a portion of the development funding; and
(ii) serve as the developer of record, and advance the development funding, for the respective publishers of the three initial haptics-only titles.

We have started to approach game publishers, such as Nickelodeon, Eidos, HIP Interactive, Electronic Arts, Jaleco, and others. We are continuing to make contacts with other publishers currently as well. Our technology has been well received in our initial meetings. Our goal is to enter into several Letters of Intent with game publishers, stating their interest in creating games using our technology, and then to approach hardware manufacturers to license our hardware technology. We have also approached game console manufacturers. To date, we have had initial meetings with Nintendo and Microsoft, and hope to have follow up meetings shortly.

For our hardware business, we began to solicit proposals from engineering and design companies who can help us to further our hardware design to a mass market pre-production stage. We have also solicited a proposal and have met with Lunar Design to develop the exterior, aesthetic design of the device.

COMPETITION

In the past 8 years we believe that there have been approximately a dozen companies involved in haptics hardware and/or software development. Most of these companies are hardware developers. We have been focusing our efforts on software development, and we believe that it will maintain our lead in the field in software. With respect to hardware, our ability to acquire exclusive rights to release a mass market 3D haptics enabled device (targeted to be under $100 to consumers) would be a significant event in the field of haptics, and would give us a strong competitive advantage in our licensing strategy as it would be the first to market with a number of strategic partnerships. We believe that none of our potential hardware competitors have any experience with a mass market 3D haptics enabled device. 3D haptics hardware devices available now retail for approximately over $14,000.

o SensAble Technologies (www.sensable.com) is a haptics hardware and software developer. Their first product was the Phantom haptic interface, which remains today the premier high-end 3D hardware device on the market. Their primary application focus is their computer aided design product called Freeform, which they are selling to Product Designers. We have a partnership with SensAble as developers of new applications, enabling increased sales of their Phantom hardware. We have performed software development contracts with SensAble.

o Immersion Corporation (www.immersion.com) is primarily a 2D haptics hardware company. Immersion is a public company, which has acquired other haptics device companies. Over the past 3 years they have acquired Cybernet, Haptech and Virtual Technologies. Immersion also purchased HT Medical, which is now called Immersion Medical.

o        Reach In  Technologies  (www.reachin.se)  is a  Swedish  based  haptics software company focused on developing medical and oil/gas applications. They have not been aggressive in their growth and their markets, and we believe that they will not emerge as a competitor.

o        MPB   (www.mpb-technologies.ca/space/p_freedom6s.html)  is  a  Canadian based haptics hardware company that has developed an interesting 3D haptic hardware prototype, the Freedom 6.

o Microsoft has been an active player in haptics technology. In 1995 they acquired Exos, one of the early developers of 2D and 3D haptic devices. Since that time, they have released joysticks with force feedback capabilities, and it is anticipated that the Xbox will continue to advance this technology for gaming. Microsoft's haptics products are two dimensional, which is significantly different from our 3D technology.

o Force Dimension (www.forcedimension.com), in Switzerland, has unveiled their haptics hardware device, the Delta. They are utilizing our e-Touch software as a software platform to develop applications for their high-end devices.

o FCS Robotics (www.fcs-cs.com/robotics/) developed a large workspace haptics device called the HapticMaster. This is another high-end device that can be used with e-Touch.

o Logitech sells haptics mice, wheels, and joysticks that they licensed from Immersion and that are primarily used for gaming. Logitech's haptics products are two-dimensional.

o Essential Reality (www.essentialreality.com) recently released the P5 Glove which has 6 DOF tracking (3D position sensing and rotation sensing) similar to our prototype device, but has no force feedback. The force feedback is a significant competitive advantage over their hardware.

INTELLECTUAL PROPERTIES

Patents.

We own rights with respect to the following issued and pending patent applications:

1. Human-Computer Interface Including Efficient Three-Dimensional Controls. U.S. Patent 6,727,924 issued 4/27/2004. Claims a technology that allows efficient and intuitive interaction in a three-dimensional world with familiar two-dimensional controls. This patent application describes an intuitive type of haptic control object that allows developers to create toolbars and other common types of interface objects. These toolbars are easily accessible and greatly improve user-interface issues related to problems associated with depth perception of a 3D cursor.


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

2. Coordinating Haptics with Visual Images in a Human-Computer Interface. U.S. Patent Application pending. PCT and foreign counterparts also filed. Claims a method for efficiently generating haptic models for use with existing images, without requiring the cost of generating a three dimensional model. The claimed method can effectively add a haptic dimension to the large volume of existing visual content.

3. Human-Computer Interfaces Incorporating Haptics. U.S. Provisional Patent Application. Provides an early priority date for several later utility patent applications. This provisional patent application describes a number of haptic techniques particularly applicable to computer games.

4. Human-Computer Interfaces Incorporating Haptics. U.S. Patent Application pending. PCT counterpart also filed. Claims a number of methods and apparatuses related to communication with a user, with specific application to computer games. Examples are drawn from a variety of games, each of which has been implemented to utilize 3 dimensional positional input devices with force feedback.

5. Force Frames in Animation, US Patent application pending. Claims methods for utilizing haptics in computer animation.

Copyrights.
-----------

We own copyrights in application software and application development tools, including:

1.       e-Touch, copyright 2000, 2001, 2002, 2003 Novint Technologies, Inc.

2.       e-Touch sono software

Trademarks.
-----------

We own the following trademarks:

1. NOVINT, on the Federal Principal Register, number 2512087. Branding for multiple products and services.

2. Novint logo, common law trademark. Branding for multiple products and services.

3. E-TOUCH, application for federal Principal Register, 76/061,390. Intended branding for the haptics software products.

4. e-Touch logo, application for federal Principal Register, 78/037,119. Intended branding for the haptics software products.

5. TOUCHCITY, common law trademark. Intended branding for Internet exploitation of the haptics technology.

6. FEEL THE FUTURE, common law trademark. Intended branding to associate with haptics products and services.

Domain Names.

We own 145 domain names related to our branding strategy.

License Agreements

Sandia License - Our intellectual properties are based on intellectual property licensed from Sandia. The Sandia license is a 12 year exclusive license on haptics human-computer interface technology entered into on April 11, 2000. Novint is required to pay a 1.5% royalty fee in connection with any income earned based upon the Sandia License. The license is subject to certain minimum royalties earned to Sandia. Sandia has the right to reduce our rights granted pursuant to the Sandia license (e.g., make rights non-exclusive) if we breach the provisions of the Sandia license or fail to meet minimum royalties set forth in the Sandia license or fail to raise a minimum capital investment of $3,000,000 by 2004. Failure to comply with such terms of the Sandia license may result in a material negative impact on our business and revenues. The license includes rights to existing software, issued and pending U.S. patents, and rights to additional patents submitted based on the Sandia work. Our license with Sandia also uses cross-licenses for future developments to establish a continuing research relationship between us and Sandia.

         Patents from the Sandia License:

         1. Multidimensional Display Controller. U.S. Patent 6,208,349 issued 3/27/2001. Claims a control technology allowing intuitive control of multidimensional displays. This patent application was submitted based on the usage of a two handed interface, where the user's second hand can be used to manipulate the environment and navigation within the environment while allowing the user's first hand to interact directly through a haptic device.

         2. Multidimensional Navigational Controller, U.S. Patent Application pending. Claims a control technology allowing intuitive navigation through multidimensional spaces. This patent application describes a variety of navigation techniques and control objects that utilize haptics. Navigation in a virtual environment is a significant problem. Sandia did a study examining the benefits of haptically controlled navigation and the results were statistically significant that users were better able to navigate through three separate environments with haptic feedback compared with mouse-based interactions.

         3. Human Computer Interfaces. U.S. Provisional Patent Application. Provides an early priority date for several later utility patent applications. This provisional patent application describes 34 additional potentially patentable concepts.

         4. Human-computer Interface. U.S. Patent Application allowed. Claims a haptic technology that allows intuitive interaction with boundaries between interface domains. This patent application describes a specific type of haptic object that enables transitions between separate domains by breaking through it.

         5. Human-Computer Interface Incorporating Personal and Application Domains. U.S. Patent 6,724,400 issued 4/20/2004. Claims a user interface that provides consistent, intuitive control interface to any application. This patent application describes mechanisms for the concept of a personal space. This is a valuable and core component of e-Touch, and allows users to customize their own personal space while intuitively allowing interaction with a variety of applications or virtual environments.

         6. Human-Computer Interface Incorporating Personal and Application Domains. U.S. Patent Application pending. Continuation of the previous issued patent, claims variations on the user interface.

         7. Human-Computer Interface Including Haptically Controlled Interactions. U.S. Patent Application pending. Claims an interface technique that allows haptic control of common interface operations. This patent application describes several scrolling and zooming techniques based around haptic interaction.

         Copyrights from the Sandia License.

         1. Flight v.9 alpha, copyright Sandia National Laboratories 2000. Haptics software developed at Sandia that implements early versions of many important haptics developments. Flight was the predecessor to e-Touch.

Teneo License - We license: (i) Virtual Reality Dental Training System Software; and (ii) Voxel Notepad Software, from Teneo Computing, Inc., a company acquired by one of our shareholders.

Manhattan Scientifics License - On June 24, 2000, we granted an exclusive sub license of our haptics technology to Manhattan Scientifics, one of our shareholders, within a specified Field of Use. We are entitled to a 5% royalty on net revenues derived from such license.

Force Dimension - We have acquired an exclusive sublicense to a hardware patent and were assigned a pending patent from Force Dimension. This sublicense and patent allows us to develop a new low-cost three-dimensional haptics enabled interaction device that works with our existing e-Touch software. We have received the initial prototype and will be receiving a second prototype within 3 months.

GOVERNMENTAL REGULATION

         We are not aware of any specific government regulations governing our services.

RESEARCH AND DEVELOPMENT

         We estimate that in Fiscal Year 2003 we spent approximately $10,925 on development costs and in Fiscal Year 2002 approximately $79,454.

EMPLOYEES

         As of the date of this filing, we currently have 4 full time employees, 1 full time consultant and 7 part time employees.

         We have an employment agreement with our CEO, Tom Anderson. Under such agreement, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by the Company, is subject to confidentiality provisions and is entitled to a severance of one year base salary if he is terminated by the Company without cause.

         We also have an employment agreement with our CTO, Walter Aviles. Under such agreement, he was originally granted options to purchase 400,000 shares of the Company's common stock, but options to purchase 200,000 shares were cancelled, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by the Company, is subject to confidentiality provisions and is entitled to a severance of two months base salary if he is terminated by the Company without cause.

         Recruiting efforts will continue as we bring our products to market.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of us should be read in conjunction with the financial statements and related notes thereto included in this prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OVERVIEW

         We will continue to work towards expanding our professional application development services business while gearing up to exploit opportunities in the computer gaming industry.



CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         High-quality financial statements require rigorous application of accounting policies. Our policies are discussed in our audited financial statements for the year ended December 31, 2003, and are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. We review the accounting policies we use in reporting our financial results on a regular basis. As part of such review, we assess how changes in our business processes and products may affect how we account for transactions. For the three-month period ended March 31, 2004, we have not changed our critical accounting policies or practices, however, we are evaluating how improvements in processes and other changes in haptics technology and our emerging video games business may impact revenue recognition policies in the future.

REVENUE AND COST RECOGNITION - We recognize revenue from the sale of software products under the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2 generally requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative vendor specific objective evidence of fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, if the determination of vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence does exist or until all elements of the arrangement are delivered.

         SOP 97-2 was amended in December 1998 by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 clarified what constitutes vendor specific objective evidence of fair value and introduced the concept of the "residual method" for allocating revenue to elements in a multiple element arrangement.

Our revenue recognition policy is as follows:

      o Revenue from product sales relates to the sale of the Phantom haptic interface (haptics refers to the sense of touch), which is a human-computer user interface (the Phantom). The Phantom allows the user to experience sensory information when using a computer and its handle is the approximate size and shape of a writing instrument. Phantoms are manufactured by an unrelated party and are shipped directly to the customer. As such, no inventory is maintained and sales revenue and cost of sales are recorded when the item is shipped from the manufacturer. We are under no commitment to purchase a minimum number of Phantoms from the manufacturer. No provision for sales returns has been provided in these financial statements; as such, returns have historically been minimal.

      o Project revenue consists of programming services provided to unrelated parties under fixed-price contracts. Revenues from fixed price programming contracts are recognized in accordance with Accounting Research Bulletin (ARB) 45, Long-Term Construction-Type Contracts, using the percentage-of-completion method, measured by the percentage of costs incurred to date compared with the total estimated costs for each contract. We account for these measurements on the balance sheet under cost in excess of billings on contracts and billings in excess of costs on contracts.

         Provisions for estimated losses on uncompleted contracts are made and recorded in the period in which the loss is identified.

IMPAIRMENT - We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


ACCOUNTS RECEIVABLE - We utilize the allowance method for accounts receivable valuation, providing for allowances for estimated uncollectible accounts receivable. Our financial instruments that are exposed to concentration of credit risk consist primarily of uninsured cash, cash equivalents and available for sale securities held at commercial banks and institutions primarily in the United States and trade receivables from our customers. We routinely assess the financial strength of our customers as part of our consideration of accounts receivable collectibility by performing credit evaluations of customers. Trade receivables are not collateralized. We generally grant credit terms to most customers ranging from 30 to 90 days, however in some instances longer payment terms may be provided.

SOFTWARE DEVELOPMENT COSTS - We account for our software development costs in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the estimated life of the product, which is 5 years. We have capitalized software development costs in connection with e-touch(TM) beginning in 2000. Amortization is computed on the straight-line basis over the remaining life (five years) of the e-touch(TM) platform.

INTERNAL USE SOFTWARE - We have adopted Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, during 2001, which requires capitalization of certain costs incurred during the development of internal use software. On a quarterly basis, we perform a review of our software expenditures to determine if any should be capitalized.

INTANGIBLES - Effective January 1, 2002, we adopted (SFAS) 142, Goodwill and Other Intangible Assets. SFAS 142 requires intangible assets to be tested for impairment in accordance with SFAS 121, Accounting for the Impairment of
Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which has been superseded by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We perform a periodic review of our identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, we assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. After an impairment loss is recognized, the adjusted carrying amount shall be its new accounting basis.

RECENT ACCOUNTING PRONOUNCEMENTS

         In November 2002, FASB Interpretation (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. A company previously did not record a liability when guaranteeing obligations unless it became probable that we would have to perform under the guarantee. FIN 45 applies prospectively to guarantees our issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. We have historically not issued guarantees and does not anticipate FIN 45 will have a material effect on its financial statements.

         In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of ARB 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). FIN 46 or FIN 46(R) should be applied to entities considered to be special-purpose entities (SPEs) no later than as of the end of the first reporting period ending after December 15, 2003 (as of December 31, 2003 for a calendar-year reporting enterprise). For this purpose, SPEs are entities that would have previously been accounted for under EITF Issue 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions," EITF Issue 96-21, "Implementation Issues in Accounting for Leasing Transactions involving Special-Purpose Entities," EITF Issue 97-1, "Implementation Issues in Accounting for Lease Transactions, including Those involving Special-Purpose Entities," and EITF Topic D-14, "Transactions involving Special-Purpose Entities." SPEs within the scope of this transition provision include any entity whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements. FIN 46(R) should be applied to all entities within its scope by the end of the first reporting period that ends after December 15, 2004, for reporting enterprises that are small business issuers (that is, as of December 31, 2004 for calendar-year reporting enterprises). We are in the process of determining what impact, if any, the adoption of the provisions of FIN 46 and FIN 46(R) will have on its financial condition or results of operations.

         On May 15, 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar year companies). The effect of adopting SFAS 150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. We adopted the provisions of SFAS 150 on May 15, 2003 and there was no impact on the Company's financial conditions or results of operations.

RESULTS OF OPERATIONS

         YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002, FACTORING IN DISCONTINUED OPERATIONS.

REVENUES. During the year ended December 31, 2003, we had revenues of $505,566 as compared to revenues of $243,080 during the year ended December 31, 2002, an increase of approximately 108%. This increase is attributable to increasing work for ongoing contracts from previous customers. We believe that our revenues will continue to increase as projects continue to grow.


OPERATING EXPENSES. Operating expenses totalled $996,221 for the year ended December 31, 2003 as compared to $583,862 for the year ended December 31, 2002, an increase of approximately 71%. This increase is primarily attributable to an increase in compensation expense paid to various service providers. We believe that our compensation expenses will continue to increase due to our expansion into the computer gaming business.

GROSS PROFIT. Cost of goods sold which consist of direct labor and product costs,were $362,261 for the year ended December 31, 2003 as compared to $208,540 for the year ended December 31, 2002. Gross profit was $143,305 for the year ended December 31, 2003 as compared to $34,540 for the year ended December 31, 2002. The increase in our gross profits is attributable to better margins due to efficiencies gained as a result of our ability to execute new projects by building on knowledge and software from previous projects. We believe this trend will continue with respect to our professional applications projects since we are completing more and more projects and are able to build such completed projects while the amount we are able to charge for projects are also increasing. However, we believe that our overall gross profit will decrease substantially in the short term as we enter and invest our resources in the computer gaming market.

NET LOSS. We had a net loss of $1,220,445 or $0.13 per share for the year ended December 31, 2003 as compared to $836,294 or $0.09 per share for the year ended December 31, 2002. The increase in net loss is attributable to our increase in expenses as discussed above, and an increase in interest expense on various loans. We believe that net losses will increase substantially in the short term as we enter and invest our resources in the computer gaming market.

QUARTER ENDED MARCH 31, 2004 COMPARED TO THE QUARTER ENDED MARCH 31, 2003.

REVENUES. During the quarter ended March 31, 2004, we had revenues of $12,856 as compared to revenues of $72,838 during the quarter ended March 31, 2003, a decrease of approximately 466%. This decrease is attributable to our preparation, entering and investing our resources in the computer gaming market.


OPERATING EXPENSES. Operating expenses totalled $401,674 for the quarter ended March 31, 2004 as compared to $147,379 for the quarter ended March 31, 2003, an increase of approximately 172%. This increase is primarily attributable to an increase in compensation expense paid to various service providers (including legal and accounting expenses related to the registration of our common stock). We believe that our compensation expenses will continue to increase due to our expansion into the computer gaming business. We also had significant increases in sales and marketing expenses to create more awareness of our services and products.

GROSS PROFIT. Cost of goods sold which consist of direct labor and product costs, were $16,437 for the quarter ended March 31, 2004 as compared to $49,429 for the quarter ended March 31, 2003. We had a Gross Loss of $3,581 for the quarter ended March 31, 2004 as compared to a Gross Profit of $23,409 for the quarter ended March 31, 2003. The decrease in our gross profits is attributable to entering and investing our resources in the computer gaming market.

NET LOSS. We had a net loss of $665,868 or $0.06 per share for the quarter ended March 31, 2004 as compared to $364,885 or $0.04 per share for the quarter ended March 31, 2003. The increase in net loss is attributable to our increase in expenses as discussed above, and an increase in interest expense on various loans. We believe that net losses will increase substantially in the short term as we enter and invest our resources in the computer gaming market.


LIQUIDITY AND CAPITAL RESOURCES


         We closed a funding round in May of 2004 in which we raised $3,049,000. We believe that this funding, in addition to our ongoing Revenues, should last between 1 1/2 to 2 years. We will not need any additional funding during that time, and our professional services business is at break-even for cash flow right now. However, if we are successful in developing our video games business, and in developing partnerships with game publishers and hardware manufacturers, we will need to raise approximately another $10 million in funding to execute our current business plan with respect to our video games business. There can be no assurances that we will be able to obtain any additional financing on favorable terms, if at all. Borrowing money may involve pledging some or all of our assets. Raising additional funds by issuing common stock or other types of equity securities would further dilute our existing shareholders.

PLAN OF OPERATION

         Professional Application Development Services

         We will continue expanding on current projects with Sandia, Aramco, and Lockheed Martin. We will continue to look to develop new contracts through trade shows and through the many Company relationships we have in place. We will continue to work towards expanding our technology and our project work, and license products. Our licensing strategy for our professional application development services is to license a product to a distributor who will handle sales and marketing of the product, reducing our need for direct sales and marketing staff. We believe that we can grow the business in this manner in a much more scalable business model.

         Computer Gaming

         We have approached game publishers, such as Nickelodeon, Eidos, HIP Interactive, Electronic Arts, Jaleco, and others. We are also continuing to make contacts with other publishers. Our technology has been well received in our initial meetings. Our goal is to enter into several Letters of Intent with game publishers, stating their interest in creating games using our technology, and then to approach hardware manufacturers to license our hardware technology. We also approached game console manufacturers. We have had an initial meeting with Nintendo and Microsoft, and hope to have follow up meetings shortly.

         For our hardware business, we began to solicit proposals from engineering and design companies who can help us to further our hardware design to a mass market pre-production stage. We have also solicited a proposal and have met with Lunar Design to develop the exterior, aesthetic design of the device.

PRODUCT RESEARCH AND DEVELOPMENT

         We continue to believe research and development activities are important to our success. We are currently working with Force Dimension in developing a new low-cost three-dimensional haptics enabled interaction device that works with our existing e-Touch software. We plan in Fiscal Year 2004 to complete a prototype of such device and to seek manufacturers that will produce this device.

ACQUISITION OF PLANT AND EQUIPMENT

         We do not own any real estate or significant plant or equipment.

PERSONNEL


         As of the date of this filing, we currently have 4 full time employees, 1 full time consultant and 7 part time employees. Numerous technically skilled employees along with business development and marketing personnel will be required to bring our computing gaming services and products to market. Recruiting efforts have begun and will continue in the near future. In addition, we will need to hire a qualified chief financial officer. Independent consultants, accountants and attorneys have been retained in the past and will continue to be used extensively in the future.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

         We do not own any real estate. During fiscal year 2003, we rented office space in Albuquerque, New Mexico on a month to month basis at a rate of $800 per month. The rent may be paid either in cash or in Manhattan Scientifics, Inc. common stock (see below).


         In June 2000, we entered into a Research and Development contract to provide to Manhattan Scientifics, Inc. (Manhattan), a publicly-traded company located in New York, a license and rights to sublicense haptics technology. Coincident with the contract agreement, we entered into an exchange transaction with Manhattan that was finalized in May 2001, whose terms provided that Manhattan would receive 4,067,200 shares of our stock, and we would receive 1,000,000 shares of Manhattan stock. In addition, we obtained from Manhattan exclusive ownership of the worldwide IP rights and associated obligations of Teneo, a privately owned company previously acquired by Manhattan. The rights in Teneo are recorded on the accompanying December 31, 2003 and 2002 balance sheets as licensing agreements of $665,000. As of December 31, 2003, we own 8,284 shares of the original 1,000,000 shares of Manhattan stock acquired in the exchange transaction.


         We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities. We currently have no formal investment policy, and we do not intend to undertake investments in real estate as a part of our normal operations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         As of December 31, 2003 and 2002, we had a loan outstanding for $100,000 from an investor. This loan was repaid in March 2004.

         Manhattan Securities ("Manhattan") is our main investor with approximately 41% and 44% ownership in us as of December 31, 2003 and 2002, respectively. During the year ended December 31, 2003, Manhattan issued Manhattan stock to the Chairman, President and Chief Executive Officer as compensation. No repayment is required. In connection with this transaction we recorded $8,250 in compensation expense during the year ended December 31, 2003.

         In April 2000, Sandia licensed to us the right to utilize the Flight technology, which is the precursor to e-TouchTM, exclusively for a period of 12 years and non-exclusively in perpetuity as well as requiring us to pay 1.5 percent royalty fees to Sandia in connection with any income earned based upon the technology. In connection with this licensing agreement, we issued 4,000 shares of Series A mandatorily redeemable, convertible preferred stock, which can be converted into 447,300 shares of common stock. Additionally, we issued to Sandia 40,000 shares of common stock as repayment of their 2001 and 2002 royalty fees, which totaled $20,000, at $0.50 per share.

         During the years ended December 31, 2003 and 2002, we developed professional applications for Sandia. We recognized approximately $27,000 and $167,000 in revenues from Sandia during the years ended December 31, 2003 and 2002.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         At this time there is no public trading market for our common stock.
         We currently have a total of 14,183,114 shares of our common stock outstanding.

         We have 4,000 shares of Preferred Stock outstanding that converts automatically into 447,300 shares of our common stock when our securities become publicly traded.

         We have outstanding warrants that were issued in conjunction with a private offering of our common stock. These warrants, if exercised, would permit shareholders to purchase an additional 1,524,500 shares of our common stock. These warrants may be exercised until May 5, 2009, at which time they will expire if not exercised. The price for each share of common stock purchased in accordance with the warrants is $2.00.


         In addition, we also have outstanding warrants issued to various service providers. These warrants, if exercised, would permit such service providers to purchase an additional 1,727,500 shares of our common stock. These warrants may be exercised until 2009, at which time they will expire if not exercised. The price for each share of common stock purchased in accordance with the warrants is as follows: 800,000 at $0.50 per share and 927,000 at $1.00 per share.

         We have outstanding vested options that were issued to our various employees. These options, if exercised, would permit employees to purchase an additional 5,291,538 shares of our common stock. The price for each share of common stock purchased in accordance with such options is between $0.01 to $0.66. We have also granted 4 employees and 1 director options to purchase a total of 2,130,000 shares of our common stock pursuant to our Stock Incentive Plan with an exercise price of $0.50 per share. These options will vest over the next 5 years; however none are currently vested.



     Assuming all of the warrants and vested options are exercised, we will have outstanding 22,526,562 shares of common stock, of which 9,024,655 shares will be freely tradable, without restriction. We issued the remaining shares of outstanding common stock in private transactions in reliance upon exemptions from registration under the Securities Act. Those shares may be sold only if we file a registration statement or if there is an applicable exemption from registration. Rule 144 of the Securities Act of 1933 is not available for the resale of our common stock. Other than the common stock being registered for the selling shareholders in this offering, we have no agreement with any shareholder to register our securities.


HOLDERS

         We currently have 94 record holders of our common stock.

DIVIDENDS

         We have not paid any cash dividends and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

         In March, 2004, we established the 2004 Stock Incentive Plan ("Plan"). The Plan was approved by our Board of Directors and security holders holding a majority of the shares of our common stock outstanding. The purpose of the Plan is to grant stock and stock options to purchase our common stock to our employees and key consultants. The total amount of shares subject to the Plan is 3,500,000 shares.

         The following table sets forth information regarding our compensation plans and individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders) in exchange for consideration in the form of goods or services.

                      EQUITY COMPENSATION PLAN INFORMATION






                                          Number of securities to       Weighted-average
                                          be issued upon exercise       exercise price of       Number of securities
                                          of outstanding options,     outstanding options,       remaining available
          Plan Category                     warrants and rights        warrants and rights       for future issuance
          -------------                     -------------------        -------------------       -------------------
Equity Compensation Plans approved by         2,130,000                      $0.50                      1,370,000
security holders.

Equity Compensation Plans not approved                0                          0                              0
by security holders.

TOTAL                                         2,130,000                      $0.50                      1,370,000


                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below, for the fiscal years ended December 31, 2003, 2002 and 2001. None of our executive officers received compensation in excess of $100,000 for the fiscal years ended December 31, 2003, 2002 or 2001, respectively. The following table summarizes all compensation received by our Chief Executive Officer, Chief Technical Officer and Chief Financial Officer in fiscal years 2003, 2002 and 2001.



                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                         Long-Term Compensation
                             -------------------------------    ------------------------------------------------------
                                                                            Awards                       Payouts
                                                                            ------                       -------
                                                Other           Restricted  Securities
                                                Annual          Stock       Underlying          LTIP     All Other
Name and            Fiscal   Salary    Bonus    Compensation    Award(s)    Options/SARs        Payouts  Compensation
Principal Position  Year     ($)       ($)      ($)             ($)         (#)                 ($)      ($)
------------------  ----     ---       ---      ---             ---         ---                 ---      ---
Tom Anderson        2003     $90,000   --       --              --          --                  --       --
Chief Executive     2002     $90,000   --       --              --          3,000,000 Options   --       --
Officer             2001     $90,000   --       --              --          --                  --       --

Walter Aviles       2003     $100,000  --       --              --          --                  --       --
Chief Technical     2002     $100,000  --       --              --          1,100,000           --       --
Officer             2001     $100,000  --       --              --          705                 --       --


         The following table shows all grants during the fiscal year ended December 31, 2003 of stock options under our stock option plans to the named executive officers.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                              (Individual Grants)


                                                  Percent of
                           Number of              Total Options
                           Securities             Granted to
                           Underlying             Employees        Exercise or
                           Option                 during Fiscal    Base Price     Expiration
         Name              Granted (#)            Year (%)         ($/Sh)         Date
         ----              -----------            --------         ------         ----
Arthurine Breckenridge        75,758               87.0%           $0.66          2013
Lem Hunter                    11,364               13.0%           $0.50          2013

         The following table provides information as to the number and value of unexercised options to purchase our common stock held by the named executive officers at December 31, 2003. None of the named executive officers exercised any options during the fiscal year ended December 31, 2003.

    AGGREGATE OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

                  Number of Securities Underlying             Value of Unexercised In-the-Money
                  Unexercised Options at Fiscal Year-         Options at Fiscal Year-End ($)
    Name          End (#) Exercisable/Unexercisable           Exercisable/Unexercisable
    ----          ---------------------------------           -------------------------
Tom Anderson      3,000,000 /0                                $3,000,000 / $0
Walt Aviles       1,002,220 / 200,000                         $1,002,220 / $200,000

                 LONG-TERM INCENTIVE PLAN AWARDS ("LTIP") TABLE

         We do not currently have any LTIP.

COMPENSATION OF DIRECTORS


         Directors do not generally receive cash compensation for their services as directors, but are to be reimbursed for expenses incurred in attending board meetings. Mr. Edwin Barsis, a current director, and Mr. Scott L. Bach, a former director of the Company, each received 15,152 shares of the Company's common stock for past services as directors of the Company.


EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         We have an employment agreement with our CEO, Tom Anderson. Under such agreement, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by the Company, is subject to confidentiality provisions and is entitled to a severance of one year base salary if he is terminated by the Company without cause. This agreement does not provide provisions covering a change in control of the Company.

         We also have an employment agreement with our CTO, Walter Aviles. Under such agreement, he was originally granted options to purchase 400,000 shares of the Company's common stock, but options to purchase 200,000 shares were cancelled, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by the Company, is subject to confidentiality provisions and is entitled to a severance of two months base salary if he is terminated by the Company without cause. This agreement does not provide provisions covering a change in control of the Company.

Financial Statements and
Report of Independent Certified Public Accountants
Novint Technologies, Inc.
December 31, 2003 and 2002

                                    CONTENTS

                                                                            Page
                                                                            ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.............................3

FINANCIAL STATEMENTS

     Balance Sheets............................................................4

     Statements of Operations..................................................5

     Statements of Stockholders' Equity........................................6

     Statements of Cash Flows..................................................7

     Notes to Financial Statements.............................................8

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
Novint Technologies, Inc.

We have audited the accompanying balance sheets of Novint Technologies, Inc. as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novint Technologies, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



Albuquerque, New Mexico
March 18, 2004

                            Novint Technologies, Inc.

                                 BALANCE SHEETS

                                  December 31,

                                                                      2003            2002
                                                                  --------------  -------------
  ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                           $ 32,119        $ 4,820
   Restricted cash                                                      291,254              -
   Marketable equity securities, available for sale (Note 3)                497         27,513
   Prepaid interest expense                                              24,750          5,625
   Prepaid private placement issuance costs                             293,753              -
   Accounts receivable                                                   81,865            250
   Costs and estimated earnings in excess of billings on contracts (Note 4)   -         18,740
                                                                  --------------  -------------
       Total current assets                                             724,238         56,948
                                                                  --------------  -------------

SOFTWARE DEVELOPMENT COSTS, NET (Note 5)                                 16,012         32,022
                                                                  --------------  -------------

PROPERTY AND EQUIPMENT:
   Office equipment                                                      45,586         44,873
   Software                                                               7,246          7,046
   Computer equipment                                                   155,067        143,665
                                                                  --------------  -------------
                                                                        207,899        195,584

   Less: Accumulated depreciation                                       124,146         84,728
                                                                  --------------  -------------
       Total property and equipment                                      83,753        110,856
                                                                  --------------  -------------

INTANGIBLE ASSETS, NET (Note 6)                                         111,313        322,949
                                                                  --------------  -------------

       Total assets                                                   $ 935,316      $ 522,775
                                                                  ==============  =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                    $ 13,891       $ 19,345
   Accrued payroll related liabilities                                  205,612         66,250
   Accrued consulting fees                                               56,614              -
   Other accrued liabilities                                             46,687          4,182
   Billings in excess of costs and estimated earnings on contracts (Note 4)   -         22,024
   Notes payable, investor (Note 7)                                     100,000        100,000
   Notes payable, net of discount (Note 7)                              306,347              -
                                                                  --------------  -------------
       Total current liabilities                                        729,151        211,801
                                                                  --------------  -------------

COMMITMENTS AND CONTINGENCIES (Note 9)

MANDATORILY REDEEMABLE, CONVERTIBLE
   PREFERRED STOCK
   Series A: $0.01 par value; 4,000 shares authorized,
     issued and outstanding                                              10,000         10,000
                                                                  --------------  -------------

STOCKHOLDERS' EQUITY (Note 10):
   Common stock, authorized 50,000,000 shares, $0.01 par value;
     10,028,026 and 9,244,834 issued and outstanding as of
     December 31, 2003 and 2002, respectively                           100,280         92,448
   Additional paid-in capital                                         2,272,533      1,398,703
   Accumulated deficit                                               (2,167,093)      (946,648)
   Accumulated other comprehensive loss (Note 3)                         (4,605)      (233,229)
   Unearned compensation (Note 2)                                        (4,950)       (10,300)
                                                                  --------------  -------------
       Total stockholders' equity                                       196,165        300,974
                                                                  --------------  -------------

       Total liabilities and stockholders' equity                     $ 935,316      $ 522,775
                                                                  ==============  =============

   The accompanying notes are an integral part of these financial statements.

                            Novint Technologies, Inc.

                            STATEMENTS OF OPERATIONS

                             Year Ended December 31,


                                                            2003               2002
                                                      -----------------  -----------------
Revenue
    Project                                                  $ 370,387          $ 211,454
    Products                                                   135,179             31,626
                                                      -----------------  -----------------
      Total revenue                                            505,566            243,080

Cost of goods sold                                             362,261            208,540
                                                      -----------------  -----------------

Gross profit                                                   143,305             34,540
                                                      -----------------  -----------------

Costs and expenses
    Estimated loss on project in process                             -             14,635
    Research and development                                    10,925             79,454
    General and administrative                                 705,396            164,952
    Depreciation and amortization                              269,929            298,055
    Sales and marketing                                          9,971             26,766
                                                      -----------------  -----------------
      Total costs and expenses                                 996,221            583,862
                                                      -----------------  -----------------

      Loss from operations                                    (852,916)          (549,322)
                                                      -----------------  -----------------

Other expense
    Realized loss on sale of securities                        239,040            237,355
    Interest expense                                           128,489              1,875
    Interest income                                                  -             (2,258)
                                                      -----------------  -----------------

      Total other expenses                                     367,529            236,972
                                                      -----------------  -----------------

    Loss before income taxes                                (1,220,445)          (786,294)

    Income tax expense (Note 8)                                      -             50,000
                                                      -----------------  -----------------

    Net loss                                                (1,220,445)          (836,294)

    Other comprehensive loss, net of tax
      Change in unrealized loss on securities                  (10,416)          (180,084)
                                                      -----------------  -----------------

      Comprehensive loss                                   $(1,230,861)       $(1,016,378)
                                                      =================  =================

    Net loss per common share, basic and diluted               $ (0.13)           $ (0.09)
                                                      =================  =================

    Weighted-average common shares outstanding,
      basic and diluted                                      9,465,313          9,051,580
                                                      =================  =================


   The accompanying notes are an integral part of these financial statements.

                            Novint Technologies, Inc.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             Year Ended December 31,


                                      Mandatorily
                                      Redeemable,
                                      Convertible                                               Accumulated
                                    Preferred Stock      Common Stock     Additional Retained      Other
                                   -----------------  ------------------     Paid-in Earnings  Comprehensive Unearned
                                     Shares   Amount     Shares   Amount     Capital (Deficit)      Loss     Compensation  Total
                                   -------- --------  ---------  -------  ----------  ---------   ---------   --------   ----------
Balances, as restated,
  December 31, 2001                   4,000  $10,000  9,004,607  $90,046  $1,365,562  $(110,354)  $(290,500)  $(24,050)  $1,030,704

Common stock issued to
  consultants for services                -        -     47,500      475      19,900          -           -          -       20,375
Common stock issued for interest          -        -    150,000    1,500       6,000          -           -          -        7,500
Common stock issued upon
  exercise of options for cash            -        -     42,727      427           -          -           -          -          427
Options issued to
  consultants for services                -        -          -        -       7,241          -           -          -        7,241
Amortization of
  unearned compensation                   -        -          -        -           -          -           -     13,750       13,750
Change in unrealized holding loss         -        -          -        -           -          -    (180,084)         -     (180,084)
Reclassification of realized
  loss on investments                     -        -          -        -           -          -     237,355          -      237,355
Net loss                                  -        -          -        -           -   (836,294)          -          -     (836,294)
                                   -------- --------  ---------  -------  ----------  ---------   ---------   --------   ----------

Balances, as restated,
  December 31, 2002                   4,000   10,000  9,244,834   92,448   1,398,703   (946,648)   (233,229)   (10,300)     300,974

Common stock issued to
  consultants for services                -        -    209,092    2,091     135,909          -           -          -      138,000
Common stock issued for
  Board of Directors services             -        -     30,304      303      19,697          -           -          -       20,000
Common stock issued for cash              -        -    378,788    3,788     246,212          -           -          -      250,000
Common stock issued for interest          -        -     50,000      500      32,500          -           -          -       33,000
Common stock issued upon
  exercise of options for cash            -        -    115,008    1,150           -          -           -          -        1,150
Options issued to
  consultants for services                -        -          -        -      55,776          -           -          -       55,776
Warrants issued in
  private placement transaction           -        -          -        -      85,007          -           -          -       85,007
Warrants issued in
  connection with notes payable                                              290,479          -           -          -      290,479
Executive compensation
  paid by shareholder                     -        -          -        -       8,250          -           -          -        8,250
Amortization of
  unearned compensation                   -        -          -        -           -          -           -      5,350        5,350
Change in unrealized
  holding loss on investments             -        -          -        -           -          -     (10,416)         -      (10,416)
Reclassification of
  realized loss on investments            -        -          -        -           -          -     239,040          -      239,040
Net loss                                  -        -          -        -           - (1,220,445)          -          -   (1,220,445)
                                   -------- -------- ----------  -------  ----------  ---------   ---------   --------   ----------

Balances, December 31, 2003           4,000  $10,000 10,028,026 $100,280  $2,272,533$(2,167,093)   $ (4,605)  $ (4,950)   $ 196,165
                                   ======== ======== ========== ========  ========== ==========   =========   ========   ==========

   The accompanying notes are an integral part of these financial statements.

                            Novint Technologies, Inc.

                            STATEMENTS OF CASH FLOWS

                             Year Ended December 31,


                                                                                          2003               2002
                                                                                -----------------  -----------------
Cash flows from operating activities:
    Net loss                                                                         $(1,220,445)        $ (836,294)
    Adjustments to reconcile net loss to net cash used by
      operating activities
        Depreciation and amortization                                                    269,929            298,055
        Common stock issued for services                                                 158,000             20,375
        Options issued to consultants for services                                        55,776              7,241
        Amortization of warrants issued in connection with notes payable                 290,479                  -
        Executive compensation paid by shareholder                                         8,250                  -
        Amortization of unearned compensation                                              5,350             13,750
        Services paid with investments                                                    16,600             50,053
        Common stock issued for interest                                                  13,875              1,875
        Deferred income taxes                                                                  -             50,000
        Realized loss on disposition of securities                                       239,040            237,355
        Changes in operating assets and liabilities:
           Accounts receivable                                                           (81,615)            68,278
           Prepaid expenses                                                                    -              1,681
           Accounts payable                                                               (5,454)           (33,896)
           Accrued liabilities                                                           238,480              5,303
           Costs and estimated earnings in excess of billings
             on contracts, net                                                            18,740                632
           Billings in excess of costs and estimated earnings
             on contracts, net                                                           (22,024)           (55,065)
                                                                                -----------------  -----------------
             Net cash used by operating activities                                       (15,019)          (170,657)
                                                                                -----------------  -----------------

Cash flows from investing activities:
    Cash proceeds from disposition of investments                                              -             67,850
    Capital expenditures                                                                 (15,179)            (6,721)
    Restricted cash                                                                     (291,254)                 -
                                                                                -----------------  -----------------
             Net cash (used) provided by investing activities                           (306,433)            61,129
                                                                                -----------------  -----------------

Cash flows from financing activities:
    Proceeds from exercise of options                                                      1,150                427
    Proceeds from issuance of common stock                                               250,000                  -
    Expenditures for prepaid private placement issuance fees                            (208,746)                 -
    Borrowings on notes payable, investor                                                      -            100,000
    Proceeds from notes payable, net of discount                                         306,347                  -
                                                                                -----------------  -----------------
             Net cash provided by financing activities                                   348,751            100,427
                                                                                -----------------  -----------------

Net increase (decrease) in cash and cash equivalents                                      27,299             (9,101)

Cash and cash equivalents at beginning of period                                           4,820             13,921
                                                                                -----------------  -----------------

Cash and cash equivalents at end of period                                              $ 32,119            $ 4,820
                                                                                =================  =================

   The accompanying notes are an integral part of these financial statements.

                            Novint Technologies, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2003 and 2002


NOTE 1 - NATURE OF BUSINESS

     Novint Technologies, Inc. (the Company), is incorporated in the state of Delaware and is engaged in the development and sale of software products, haptics equipment, installation services and support to production and manufacturing companies in the United States. e-Touch(TM) is a software program designed to utilize haptic (the sense of touch) equipment, using sight and sound to enable 3D interaction for the user of a computer. The Company's efforts are primarily concentrated on the development and marketing of e-Touch(TM) applications.

     The Company's operations are based in New Mexico with sales primarily to private entities and quasi-governmental agencies in the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates
     ----------------

     In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the fair value of the Company's common stock and the fair value of options and warrants to purchase common stock.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less at to date of purchase to be cash equivalents.

     Restricted Cash
     ---------------

     In connection with the Company's private placement, a loan of $500,000 was provided in November 2003 for use solely with private placement expenses and a hardware licensing agreement with a third party. As of December 31, 2003, the Company had approximately $291,000 in cash on hand restricted for use to close the private placement and payment of milestones pursuant to the licensing agreement.

     Marketable Equity Securities
     ----------------------------

     The Company classifies marketable equity securities as available-for-sale in accordance with Statement of Financial Accounting Standard (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale investments are recorded at fair value determined based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive loss in the accompanying statement of operations. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Fair market values are based on quoted market prices. Realized gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                         Novint Technologies Corporation

                                December 31, 2003


     Accounts Receivable/Concentration of Credit Risk
     ------------------------------------------------

     The Company utilizes the allowance method for accounts receivable valuation, providing for allowances for estimated uncollectible accounts receivable. At December 31, 2003 and 2002, management believes all receivables are collectible; therefore, no allowances have been provided. The Company's financial instruments that are exposed to concentration of credit risk consist primarily of uninsured cash, cash equivalents and available for sale securities held at commercial banks and institutions primarily in the United States and trade receivables from the Company's customers. For the year ended December 31, 2003, the Company had sales to four customers that accounted for approximately 16%, 13%, 33% and 28%, respectively, of its sales. For the year ended December 31, 2002, the Company had sales to three customers that accounted for approximately 21%, 23%, and 21%, respectively, of its sales. The Company routinely assesses the financial strength of its customers as part of its consideration of accounts receivable collectibility by performing credit evaluations of customers. Trade receivables are not collateralized. The Company generally grants credit terms to most customers ranging from 30 to 90 days, however in some instances longer payment terms may be provided.

     Fair Value of Financial Instruments
     -----------------------------------

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accrued liabilities, and accounts payable, are carried at historical cost, which approximates their fair value because of the short-term maturities of these instruments. Marketable equity securities are carried at fair value.

     Advertising Costs
     -----------------

     The Company did not incur advertising expense in 2003 and 2002.

     Software Development Costs
     --------------------------

     The Company accounts for its software development costs in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the estimated life of the product, which is 5 years. The Company has capitalized software development costs in connection with e-touch(TM) beginning in 2000. Amortization is computed on the straight-line basis over the remaining life (five years) of the e-touch(TM) platform. As of December 31, 2003 and 2002, the Company's software development costs, net of amortization, are approximately $16,000 and $32,000, respectively.

     Property and Equipment
     ----------------------

     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on a straight-line depreciation method over the estimated useful lives of the assets, which range from 3 to 5 years for software and computer equipment, and 5 years for office equipment. Repairs and maintenance costs are expensed as incurred.

     The Company adopted Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, during 2001, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 2003, capitalizable costs

                         Novint Technologies Corporation

                                December 31, 2003


     incurred  have  not  been   significant  for  any   development   projects.
     Accordingly, the Company has charged all costs to research and development expense in the periods they were incurred.

     Intangible Assets
     -----------------

     Intangible assets, which consist of licensing agreements and a patent, are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic life of the assets, which are 3 and 12 years. For the years ended December 31, 2003 and 2002, the Company recognized amortization expense of $221,000 and $219,000, respectively, related to the intangible assets.

     Effective January 1, 2002, the Company adopted (SFAS) 142, Goodwill and Other Intangible Assets. SFAS 142 requires intangible assets to be tested for impairment in accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which has been superseded by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company performs a periodic review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. After an impairment loss is recognized, the adjusted carrying amount shall be its new accounting basis. No impairment loss was recorded in 2002 and 2003.

     Annual amortization of intangible assets remaining at December 31, 2003 are as follows:


          Year ended December 31:
              2004             $   90,694
              2005                  2,500
              2006                  2,500
              2007                  2,500
              2008 and thereafter  13,119

     Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of
     -----------------------------------------------------------------------

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment loss was recorded in 2002 and 2003.

                         Novint Technologies Corporation

                                December 31, 2003

     Revenue and Cost Recognition
     ----------------------------

     The Company recognizes revenue from the sale of software products under the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2 generally requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative vendor specific objective evidence of fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, if the determination of vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence does exist or until all elements of the arrangement are delivered.

     SOP 97-2 was amended in December 1998 by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 clarified what constitutes vendor specific objective evidence of fair value and introduced the concept of the "residual method" for allocating revenue to elements in a multiple element arrangement.

     The Company's revenue recognition policy is as follows:
     -------------------------------------------------------

     o Revenue from product sales relates to the sale of the Phantom haptic interface (haptics refers to the sense of touch), which is a human-computer user interface (the Phantom). The Phantom allows the user to experience sensory information when using a computer and its handle is the approximate size and shape of a writing instrument. Phantoms are manufactured by an unrelated party and are shipped directly to the customer. As such, no inventory is maintained and sales revenue and cost of sales are recorded when the item is shipped from the manufacturer. The Company is under no commitment to purchase a minimum number of Phantoms from the manufacturer. No provision for sales returns has been provided in these financial statements; as such, returns have historically been minimal.

     o Project revenue consists of programming services provided to unrelated parties under fixed-price contracts. Revenues from fixed price programming contracts are recognized in accordance with Accounting Research Bulletin (ARB) 45, Long-Term Construction-Type Contracts, using the percentage-of-completion method, measured by the percentage of costs incurred to date compared with the total estimated costs for each contract. The Company accounts for these measurements on the balance sheet under cost in excess of billings on contracts and billings in excess of costs on contracts.

          Provisions for estimated losses on uncompleted contracts are made and Recorded in the period in which the loss is identified.

     Income Taxes
     ------------

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered

                         Novint Technologies Corporation

                                December 31, 2003


     or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Loss per Common Share
     ---------------------

     The Financial Accounting Standards Board (FASB) issued SFAS 128 Earnings Per Share, which is effective for periods ending after December 15, 1997. SFAS 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing loss to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of December 31, 2003 and 2002, the Company had a total of 5,845,538 and 5,096,151 potentially dilutive securities.

     Stock Option Plans
     ------------------

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for the recognition and measurement of its fixed plan stock options. As such, unearned compensation is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price and is amortized over the service period. As of December 31, 2003 and 2002, amortization of unearned compensation approximates $5,000 and $14,000, respectively.

     SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As permitted by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure-only requirements of SFAS l23.

     The following  table  illustrates the effect on net loss if the company had
     applied  the  fair  value  recognition   provisions  of  SFAS  123  to  all
     stock-based employee compensation for the year ended December 31:


                                                                              2003                 2002
                                                                        -----------------    -----------------
     Net loss, as reported                                              $  (1,220,445)       $    (836,294)
     Add:  Stock-based   employee   compensation  expense  included
     in reported net income, net of related tax effects                         5,350               13,750
     Deduct:  Total  stock  based  employee   compensation  expense
     determined  under fair value based method for all awards,  net
     of related tax effects                                                  (151,942)             (14,482)
                                                                        -----------------    -----------------

     Pro forma net loss                                                 $  (1,367,037)       $    (837,026)
                                                                        =================    =================

     Loss per share, basic and diluted:
         As reported                                                    $          (0.13)    $          (0.09)
         Pro forma                                                      $          (0.14)    $          (0.09)


                         Novint Technologies Corporation

                                December 31, 2003


     In calculating the fair value of options for the above pro forma disclosure, risk free rates ranging from 4.97% to 5.06% in 2002 were used, volatility of the Company's stock was set at 160%, estimated lives of the options were set at 2 to 3 years in 2002, exercise prices ranged from $0.01 to $0.05 per share, and fair market values ranged from $0.05 to $0.098 per share. There were no options granted to employees in 2003.

     Research and Development
     ------------------------

     Research and development costs are expensed as incurred and amounted to $10,925 and $79,454 for the years ended December 31, 2003 and 2002.

     Recent Accounting Pronouncements
     --------------------------------

     In November 2002, FASB Interpretation (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. A company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company has historically not issued guarantees and does not anticipate FIN 45 will have a material effect on its financial statements.

     In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of ARB 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). FIN 46 or FIN 46(R) should be applied to entities considered to be special-purpose entities (SPEs) no later than as of the end of the first reporting period ending after December 15, 2003 (as of December 31, 2003 for a calendar-year reporting enterprise). For this purpose, SPEs are entities that would have previously been accounted for under EITF Issue 90-15, "Impact of Nonsubstantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions," EITF Issue 96-21, "Implementation Issues in Accounting for Leasing Transactions involving Special-Purpose Entities," EITF Issue 97-1, "Implementation Issues in Accounting for Lease Transactions, including Those involving Special-Purpose Entities," and EITF Topic D-14, "Transactions involving Special-Purpose Entities." SPEs within the scope of this transition provision include any entity whose activities are primarily related to securitizations or other forms of asset-backed financings or single-lessee leasing arrangements. FIN 46(R) should be applied to all entities within its scope by the end of the first reporting period that ends after December 15, 2004, for reporting enterprises that are small business issuers (that is, as of December 31, 2004 for calendar-year reporting enterprises). The Company is in the process of determining what impact, if any, the adoption of the provisions of FIN 46 and FIN 46(R) will have on its financial condition or results of operations.

                         Novint Technologies Corporation

                                December 31, 2003


     On May 15, 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar year companies). The effect of adopting SFAS 150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. The Company adopted the provisions of SFAS 150 on May 15, 2003 and there was no impact on the Company's financial conditions or results of operations.

     Reclassifications
     -----------------

     Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

NOTE 3 - MARKETABLE EQUITY SECURITIES

     At December 31, 2003 and 2002, the Company held 8,284 and 423,284 shares of Manhattan Scientifics, Inc. (Manhattan) common stock with original cost basis of $5,102 and $260,742, respectively. At December 31, 2003 and 2002, there were unrealized holding losses of $4,605 and $233,229 related to its investment in marketable equity securities, which have been presented as accumulated other comprehensive losses in the statement of stockholders' equity.

     The following provides information regarding the amortized cost, gross unrealized gains or losses and estimated fair values of the Company's marketable equity securities:

                                      2003
----------------------------------------------------------------------------
                        Gross                   Gross
Amortized Cost    Unrealized Gains       Unrealized Losses        Fair Value
--------------    ----------------       -----------------        ----------
$        5,102    $              -       $           4,605        $      497

                                                 2002
----------------------------------------------------------------------------
                       Gross                   Gross
Amortized Cost   Unrealized Gains       Unrealized Losses        Fair Value
--------------   ----------------       -----------------        ----------
$      260,742   $              -       $         233,229        $    27,513

                                         2003              2002
                                  ------------------------------------
     Proceeds from disposition    $         -          $   67,850
     Gross realized gains         $         -          $        -
     Gross realized losses        $   239,040          $  237,355

                         Novint Technologies Corporation

                                December 31, 2003


NOTE 4 - COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS AND BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON CONTRACTS

     Costs and estimated earnings in excess of billings on contracts consist of the following at December 31:


                                                                               2003             2002
                                                                         ----------------- -----------------
        Costs and estimated earnings incurred on uncompleted  contracts  $              -  $        55,232

        Billings on uncompleted contracts                                               -          (36,492)
                                                                         ----------------- -----------------

          Costs and estimated earnings in excess of billings on
        uncompleted contracts                                            $              -  $         18,740
                                                                         ================= =================

     Billings in excess of costs and estimated earnings on contracts consist of the following at December 31:

                                                                               2003             2002
                                                                         ----------------- -----------------

        Billings on uncompleted contracts                                $              -  $        35,894
        Costs and estimated earnings incurred on uncompleted contracts
                                                                                         -         (13,870)
                                                                         ----------------- -----------------

           Billings in excess of costs and estimated earnings on
        uncompleted contracts                                            $             -   $       22,024
                                                                         ================= =================

NOTE 5 - SOFTWARE DEVELOPMENT COSTS

     Capitalized software development costs consisted of the following at December 31:

                                                                               2003              2002
                                                                         ----------------- -----------------
        Software development costs                                       $        80,058   $        80,058
        Less accumulated amortization                                            (64,046)          (48,036)
                                                                         ----------------- -----------------

                                                                         $        16,012   $        32,022
                                                                         ================= =================

NOTE 6 - INTANGIBLE ASSETS

     Intangible assets consisted of the following at December 31:

                                                                               2003              2002
                                                                         ----------------- -----------------
        Licensing agreements                                             $       665,000   $       665,000
        Patent                                                                     3,688               824
        Less accumulated amortization                                           (557,375)         (342,875)
                                                                         ----------------- -----------------

                                                                         $       111,313   $       322,949
                                                                         ================= =================

                         Novint Technologies Corporation

                                December 31, 2003


NOTE 7 - NOTES PAYABLE

     In October 2002, the Company issued a promissory note of $100,000 with a maturity date of October 2003. During 2003, the maturity date was extended to October 2004. The Company repaid the $100,000 note in full in March 2004. In conjunction with the issuance of the $100,000 promissory note, the Company issued 150,000 shares of common stock in October 2002 in lieu of interest. In October 2003, as a result of the repayment extension and in accordance with the original terms of the promissory note, the Company issued an additional 50,000 shares of common stock. The fair market value of the shares issued in lieu of interest has been recorded as interest expense over the term of the note. The fair values of the shares issued total $33,000 and $7,500 as of December 31, 2003 and 2002, respectively. The Company recorded interest expense of $1,875, based on the fair market values of the shares, for the period the loan was outstanding as of December 31, 2002. During the year ended December 31, 2003, the Company recorded the remaining fair value of $5,625 on shares issued in 2002 and an additional $8,250 on shares issued in 2003, as interest expense.

     In November 2003, the Company issued a promissory note of $500,000 with an interest rate of 12% per annum and maturing in May 2004. In conjunction with the issuance of the $500,000 promissory note, the Company issued a warrant for the purchase of 500,000 shares of the Company's common stock at an exercise price of $0.50 per share. The warrant expires in November 2013. The Company calculated the value of the warrant to be approximately $290,000 using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.31%, volatility of 86%, contractual life of 10 years, and a common stock fair market value of $0.66 per share. As these warrants were issued in connection with a note, the value of the warrant was recorded as a debt discount and the amount amortized to interest expense in 2003 was approximately $97,000.

NOTE 8 - INCOME TAXES

     A reconciliation of income tax expense using the statutory federal and state income tax rate rates is as follows for the years ended December 31:

                                                   2003             2002
                                             -----------------  ----------------

     Income tax benefit at statutory rate    $      (389,000)   $      (289,000)
     State income taxes                              (69,000)          51,000)
     Increase in valuation allowance                 458,000          390,000
                                             -----------------  ----------------

     Deferred income tax expense             $             -    $        50,000
                                             =================  ================

     Deferred income taxes reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Temporary differences giving rise to the current deferred tax asset are the accrual for billings in excess of estimated costs and accounts payable which are recorded for financial reporting purposes but not currently deductible for tax reporting. Temporary differences giving rise to the non-current deferred tax asset include accrued payroll not paid and contribution carryover, which are deductible for financial reporting purposes but not currently deductible for tax reporting. The other major temporary timing differences giving rise to the non-current deferred tax asset is the net operating loss carryforward. The temporary differences giving rise to the current deferred tax liability consist of the accounts receivable, prepaid expenses and estimated costs and estimated earnings in excess of billings that are accrued for financial reporting purposes but are

                         Novint Technologies Corporation

                                December 31, 2003


     not currently includible for tax reporting purposes. The temporary differences giving rise to the non-current deferred tax liability consist of the software costs that have been capitalized for financial reporting purposes but are deductible for tax reporting purposes.

     Deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Deferred tax assets and liabilities are as follows:

                                                     2003             2002
                                               -----------------  --------------

     Net operating loss carryforwards          $       941,000    $     637,000
     Accrual to cash adjustment                         85,000           26,000
     Capitalized software                              (18,000)         (22,000)
     Prepaid private placement issuance costs           90,000                -
     Other                                               1,000                -
     Valuation allowance                            (1,099,000)        (641,000)
                                               -----------------  --------------

                                               $             -    $           -
                                               =================  ==============

     As a result of the significant net losses incurred during 2003 and in prior years and potential statutory limitations on the ability to recognize these losses, the Company recorded a valuation allowance to fully reserve its net deferred tax asset.

     At December 31, 2003, the Company has available unused federal and state operating loss carryforwards of approximately $2,400,000 that may provide future tax benefits, expiring between 2006 and 2023.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

     The Company has a month-to-month operating lease of $800 per month for office space. The monthly rent shall be paid in either cash or Manhattan common stock in an amount of shares calculated based on the closing price on the previous trading day.

     The Company has a licensing agreement with Sandia National Laboratories (Sandia), which initially developed Flight, the precursor to e-TouchTM (the technology) and employed the Company's founder. The licensing agreement provides the Company the right to utilize the technology exclusively for a period of 12 years and non-exclusively in perpetuity and places certain restrictions on its use as well as requires the Company to pay 1.5 percent royalty fees to Sandia in connection with any income earned based upon the technology. Additionally, the Company is obligated to pay to Sandia on a semi-annual basis annual minimum earned royalties of $6,000 in 2001, $14,000 in 2002, $24,000 in 2003, and $30,000 from 2004 through 2011. The agreement also allows for sub-licensure of the technology to others, which was provided to Manhattan under an agreement dated June 24, 2000. As of December 31, 2003, the Company accrued approximately $24,000 in royalty fees owed to Sandia under the royalty agreement.

     As of December 31, 2002, the Company owed $20,000 to Sandia under the royalty agreement, which was paid by issuing 40,000 shares of common stock at a fair value of $0.50 per share.

     At December 31, 2002, the Company was contingently liable to pay employees for wages totaling approximately $224,000 that were earned during 2002 but payable only if and when the Company received adequate funding. During 2003, the Company recorded this amount as compensation expense.

                         Novint Technologies Corporation

                                December 31, 2003


NOTE 10 - STOCKHOLDERS' EQUITY

     Mandatorily Redeemable, Convertible Preferred Stock
     ---------------------------------------------------

     The Company is authorized to issue a maximum of 4,000 shares of preferred stock with $0.01 par value. On April 20, 2000, the Company completed a private placement of 4,000 shares of Series A convertible preferred stock. The preferred stock is convertible into fully paid and nonassessable common stock as follows: at the holder's option based on the conversion price in effect on the conversion date, or automatically upon the closing of an initial public offering. The conversion price is to be (i) the subscription price ($100,000 when expressed as an aggregate amount, or $25 per share when expressed on a per share basis) divided by (ii) the conversion price in effect on the conversion date. The holders of the issued and outstanding shares of preferred stock shall have no voting rights. In all respects regarding dividends or distributions of any kind to holders of common stock, holders of preferred stock shall have the rights, privileges, and share in all respects as if such holders had converted the preferred stock to the number of shares of common stock corresponding to their conversion provisions. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the Company, the holders of the preferred stock shall be entitled to be paid the subscription price of all outstanding shares of preferred stock, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors, prior to any distribution to the holders of common stock.

     If there is no initial public offering or initial sale within 10 years from the issue date, then the Company shall repurchase the number of shares of preferred stock as the holders thereof may from time to time request, but in any 12 month period, not more than 10% of the largest number of shares of preferred stock that have ever been outstanding, at an amount per share equal to the redemption price. The redemption price is the greater of (a) the subscription price, and (b) that portion of the fair market value of the Company, as determined in good faith by the Board of Directors, corresponding to the number of shares of common stock to which the shares of preferred stock to be redeemed would convert according to the conversion provisions.

     Common Stock
     ------------

     The Company is authorized to issue a maximum of 50,000,000 shares of common stock with a par value of $0.01 per share. For the years ended December 31, 2003 and 2002, the Company had 10,028,026 and 9,244,834 shares issued and outstanding, respectively.

     During 2002, the Company had a 100 to 1 stock split. All amounts herein have been shown assuming the stock split occurred during the earliest period presented.

     Stock Options
     -------------

     The Company has issued options to purchase shares of common stock to employees and various consultants for payment of services. These options are non-qualified stock options and are not part of any formal plan of the Company. There were no shares authorized for option grants as of December 31, 2003 and 2002.

                         Novint Technologies Corporation

                                December 31, 2003


     Option activity during the years ended December 31, 2003 and 2002 is summarized in the following table:


                                          Shares Under        Price per Share       Weighted-Average
                                             Option                                  Exercise Price
                                         ---------------    --------------------    ------------------
Options outstanding at 12/31/01                 485,151      $           0.01        $           0.01
Granted                                       4,631,000      $   0.01 - $0.05        $           0.05
Exercised                                       (20,000)     $           0.01        $           0.01
Canceled                                              -                     -        $              -
                                         ---------------    --------------------    ------------------
Options outstanding at 12/31/02               5,096,151      $   0.01 - $0.05        $           0.05
Granted                                          87,122      $   0.50 - $0.66        $           0.64
Exercised                                      (137,735)     $           0.01        $           0.01
Canceled                                              -                     -        $              -
                                         ---------------    --------------------    ------------------
Options outstanding at 12/31/03               5,045,538     $    0.01 - $0.66        $           0.06
Exercisable at 12/31/02                         373,651     $    0.01 - $0.66        $           0.01
Exercisable at 12/31/03                       4,539,288     $    0.01 - $0.66        $           0.06


     The following summarizes certain information regarding outstanding options at December 31, 2003:


                                              Outstanding                                        Exercisable
                       -----------------------------------------------------------    ----------------------------------
                                                               Weighted Average
                                                                   Remaining                               Weighted
        Exercise                           Weighted-Average    Contractual Life                            Average
          Price             Number          Exercise Price          (years)              Number         Exercise Price
       ------------    ------------------ ------------------- --------------------    --------------   -----------------
          $0.01               358,416           $0.01                3.51                  302,166          $0.01
          $0.05             4,600,000           $0.05                8.46                4,150,000          $0.05
          $0.50                11,364           $0.50                9.26                   11,364          $0.50
          $0.66                75,758           $0.66                9.78                   75,758          $0.66
       ------------    ------------------ ------------------- --------------------    --------------   -----------------
          Total             5,045,538           $0.06                8.35                4,539,288          $0.06
                       ================== =================== ====================    ==============   =================


                         Novint Technologies Corporation

                                December 31, 2003


NOTE 11 - EQUITY TRANSACTIONS

     In June and October 2002, the Company issued an aggregate of 42,727 shares of its common stock in connection with option exercises at $0.01 per share.

     In June 2002, the Company issued a total of 7,500 shares of its common stock to a consultant for services rendered. The Company recorded a charge of $375, based on the fair market values of the shares, when these shares were issued.

     In October 2002, the Company signed a one-year promissory note for $100,000. In conjunction with this note, the Company issued 150,000 shares of common stock to the note holder in lieu of interest. The Company recorded interest expense of $1,875, based on the fair market values of the shares, for the period the loan was outstanding as of December 31, 2002. During the year ended December 31, 2003, the Company recorded the remaining fair value charge of $5,625 as interest expense.

     In November 2002, the Company issued a total of 40,000 shares of its common stock to Sandia as repayment of its 2001 and 2002 royalty dues in the amount of $20,000. The number of shares issued was based on the fair value of the common stock..

     In September 2003, the Company sold 378,788 shares of its common stock to an investor for $250,000.

     In October 2003, the Company issued a total of 30,304 shares of its common stock to two members of the board of directors. The Company recorded a charge of $20,000, based on the fair market values of the shares, when these shares were issued.

     In October 2003, as consideration for granting a one year repayment extension on the October 2002 $100,000 note, the Company issued an additional 50,000 shares of its common stock to the note holder. The fair market value of the shares will be recorded as interest expense over the term of the note. The fair values of the shares issued totaled $33,000.

     During 2003, the Company issued an aggregate of 209,092 shares of its common stock to various consultants for services rendered. The Company recorded a charge of approximately $138,000, based on the fair market values of the shares, when these shares were issued.

     During 2003, the Company issued an aggregate of 115,008 shares of its common stock in connection with option exercises at $0.01 per share.

NOTE 12 - OPTIONS AND WARRANTS

     Options
     -------

     In June 2002, the Company issued 4,360,000 options to employees with vesting terms ranging from under 1 year to 1.5 years. There was no intrinsic value associated with these options.

     In January and June 2002, the Company issued 271,000 options to consultants with 21,000 vesting immediately and 250,000 vesting over 1.5 years. Expense recorded in connection with these options totaled approximately $6,200 and $7,200 for the years ended December 31, 2003 and 2002, respectively. The following assumptions were used in calculating the fair value of these options: risk free rates ranging

                         Novint Technologies Corporation

                                December 31, 2003


     from 3.56% to 4.26%, volatility of 160%, contractual term of 10 years, exercise prices from $0.01 to $0.05 per share, and fair market value of $0.05 per share.

     During 2003, the Company issued 87,122 options to consultants that immediately vest. Expense recorded in connection with these options totaled approximately $50,000 for the year ended December 31, 2003. The following assumptions were used in calculating the fair value of these options: risk free rates ranging from 4.92% to 5.06%, volatility of 86%, contractual term of 10 years, exercise prices from $0.50 to $0.66 per share, and fair market value of $0.66 per share.

     Warrants
     --------

     In September 2003, the Company issued 300,000 warrants to an attorney for services rendered in connection with a private placement at an exercise price of $0.66 per share. Of the total number issued, 150,000 warrants are immediately vested with the remaining warrants vesting on the first anniversary of the date of the agreement. The fair market value of the warrants totaled approximately $170,000. As of December 31, 2003, the Company recognized approximately $85,000 as a prepaid private placement issuance cost, which will be recorded as a reduction of the offering proceeds when the offering is funded.

     The following assumptions were used in calculating the fair value of these warrants: risk free rate of 4.05%, volatility of 86%, contractual term of 10 years, exercise price of $0.66 per share, and fair market value of $0.66 per share.

     In November 2003, the Company issued 500,000 warrants in connection with a loan at an exercise price of $0.50 per share. The warrants vested immediately. The Company calculated the value of the warrant to be $290,000 using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.31%, volatility of 86%, contractual term of 10 years, and a common stock fair market value of $0.66 per share. As these warrants were issued in connection with a note, the value of the warrant was recorded as a debt discount and the amount amortized to interest expense in 2003 was $96,826.

NOTE 13 - PRIVATE PLACEMENT

     On October 31, 2003, the Company entered into an agreement with an agent to provide a private placement offering of its common stock at $2.00 per unit, each unit consisting of two shares of common stock and a warrant to purchase one share of common stock at $2.00 per share. The placement has a minimum funding of $1,500,000 and a maximum funding of $5,000,000. In November 2003, the agent loaned the Company $500,000 bearing interest at 12%, with principal and interest due on the sixth month from the date of funding. The undisbursed proceeds are recorded as restricted cash since proceeds were limited to certain uses in order to assist with the private placement and growth of the Company in preparation for an initial public offering. As of December 31, 2003, the Company has incurred a total of approximately $294,000 in private placement issuance costs, which has been recorded as a prepayment until the private placement is completed in 2004, at which time this amount will be recorded as a reduction of offering proceeds.

                         Novint Technologies Corporation

                                December 31, 2003


NOTE 14 - RELATED PARTIES

     As of December 31, 2003 and 2002, the Company had a loan outstanding for $100,000 from an investor. This loan was repaid in March 2004.

     Manhattan Securities ("Manhattan") is the Company's main investor with approximately 41% and 44% ownership in the Company as of December 31, 2003 and 2002, respectively. During the year ended December 31, 2003, Manhattan issued Manhattan stock to the Chairman, President and Chief Executive Officer as compensation. No repayment is required. In connection with this transaction the Company recorded $8,250 in compensation expense during the year ended December 31, 2003.

     In April 2000, Sandia licensed to the Company the right to utilize the Flight technology, which is the precursor to e-TouchTM, exclusively for a period of 12 years and non-exclusively in perpetuity as well as requiring the Company to pay 1.5 percent royalty fees to Sandia in connection with any income earned based upon the technology. In connection with this licensing agreement, the Company issued 4,000 shares of Series A mandatorily redeemable, convertible preferred stock, which can be converted into 447,300 shares of common stock. Additionally, the Company issued to Sandia 40,000 shares of common stock as repayment of their 2001 and 2002 royalty fees, which totaled $20,000, at $0.50 per share.

     During the years ended December 31, 2003 and 2002, the Company developed professional applications for Sandia. The Company recognized approximately $27,000 and $167,000 in revenues from Sandia during the years ended December 31, 2003 and 2002.

NOTE 15 - SUBSEQUENT EVENTS

     Equity Transactions
     -------------------

     On January 31, 2004, the Company sold 378,788 shares of its common stock to a private investor for $250,000.

     Private Placement
     -----------------

     Effective February 19, 2004, the private placement offering was completed for $2,140,000. In connection with this offering, the Company issued 2,140,000 shares of common stock and warrants to purchase 1,070,000 shares of common stock for net proceeds of $1,505,393 (after fees were paid to their placement agent and lawyers).

     During March 2004, the Company received additional proceeds of approximately $909,000 for 909,000 shares of common stock and warrants to purchase 454,500 shares of common stock. The Company received net proceeds of approximately $850,440 after fees were paid to their placement agent and lawyers.

     Initial Public Offering
     -----------------------

     In March 2004, the board of directors authorized the Company to file a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's common stock.

                         Novint Technologies Corporation

                                December 31, 2003



     2004 Stock Incentive Plan
     -------------------------

     In March 2004, the board of directors approved the adoption of the 2004 Stock Incentive Plan. A total of 3,500,000 shares of common stock have been reserved for issuance under this plan.

NOTE 16 - RESTATEMENT

     The Company has restated its financial statements as of December 31, 2001 with adjustments to retained earnings (deficit), additional paid-in-capital and unearned compensation to reflect intangible assets contributed by a shareholder in May 2001 and the related amortization that was previously unrecorded and the impact of expected volatility on the fair value of options. The restatement is presented as follows:

     December 31, 2001              As Originally     Restatement
                                    Reported          Adjustment   As Restated
                                    ----------        ----------   -----------
       Retained earnings (deficit)  $   14,076        $ (124,430)  $ (110,354)
       Additional paid in capital   $  805,562        $  560,000   $1,365,562
       Unearned compensation        $  (43,230)       $   19,180   $  (24,050)

     The December 31, 2002 financial statements have also been restated with adjustments to common stock, additional paid-in-capital, net loss, unearned compensation, prepaid interest expense and intangible assets. The adjustments to common stock and additional paid-in-capital were required to reflect the fair value of common stock issued for interest and options issued to consultants. The adjustment to additional paid-in-capital also reflects the impact of the 2001 adjustment. Net loss was adjusted primarily to reflect the amortization of intangible assets and the revised fair value of options issued to consultants, as discussed above. Adjustments to unearned compensation were required to reflect the impact of expected volatility on the fair value of options. Previously unrecorded prepaid interest was recorded to reflect the value of common stock issued in connection with a loan. Intangible assets were adjusted for the impact of the 2002 adjustment and additional amortization. The restatement is presented as follows:

     December 31, 2002              As Originally   Restatement
                                    Reported        Adjustment      As Restated
                                    -------------   ----------      -----------
       Common stock                 $   91,056      $    1,392      $   92,448
       Additional paid-in-capital   $  843,737      $  554,966      $1,398,703
       Net loss                     $ (595,739)     $ (240,555)     $ (836,294)
       Unearned compensation        $  (27,940)     $   17,640      $  (10,300)
       Prepaid interest expense     $        -      $    5,625      $    5,625
       Intangible assets, net       $   98,949      $  224,000      $  322,949

Unaudited Financial Statements
Novint Technologies, Inc.
March 31, 2004

                                    CONTENTS


                                                                            Page
                                                                            ----

FINANCIAL STATEMENTS

     Balance Sheets........................................................... 3

     Statements of Operations................................................. 5

     Statements of Stockholders' Equity....................................... 6

     Statements of Cash Flows................................................. 7

     Notes to Financial Statements............................................ 8


                                                   Novint Technologies, Inc.

                                                         BALANCE SHEETS



                                                                                              March 31,          December 31,
                                                                                                 2004                2003
                                                                                           -----------------   -----------------
   ASSETS                                                                                    (Unaudited)          (Audited)
CURRENT ASSETS:
    Cash and cash equivalents                                                                   $ 1,311,769            $ 32,119
    Restricted cash (Note 3)                                                                              -             291,254
    Marketable equity securities, available for sale (Note 4)                                           497                 497
    Prepaid interest expense                                                                              -              24,750
    Prepaid private placement issuance costs                                                              -             293,753
    Accounts receivable                                                                              29,421              81,865
    Inventory                                                                                        10,500                   -
    Costs and estimated earnings in excess of billings on contracts (Note 5)                         12,856                   -
                                                                                           -----------------   -----------------
        Total current assets                                                                      1,365,043             724,238
                                                                                           -----------------   -----------------

SOFTWARE DEVELOPMENT COSTS, NET (Note 6)                                                             12,009              16,012
                                                                                           -----------------   -----------------

PROPERTY AND EQUIPMENT:
    Office equipment                                                                                 46,634              45,586
    Software                                                                                          7,246               7,246
    Computer equipment                                                                              158,488             155,067
                                                                                           -----------------   -----------------
                                                                                                    212,368             207,899

    Less: Accumulated depreciation                                                                  134,493             124,146
                                                                                           -----------------   -----------------
        Total property and equipment                                                                 77,875              83,753
                                                                                           -----------------   -----------------

INTANGIBLE ASSETS, NET (Note 7)                                                                      61,853             111,313
                                                                                           -----------------   -----------------

        Total assets                                                                            $ 1,516,780           $ 935,316
                                                                                           =================   =================


                           The accompanying notes are an integral part of these financial statements.



                                                    Novint Technologies, Inc.

                                                         BALANCE SHEETS


                                                                                              March 31,          December 31,
                                                                                                 2004                2003
                                                                                           -----------------   -----------------
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                                                               $ 19,925            $ 13,891
    Accrued payroll related liabilities                                                              25,539             205,612
    Accrued consulting fees                                                                          13,917              56,614
    Other accrued liabilities                                                                        94,425              46,687
    Notes payable, investor (Note 8)                                                                      -             100,000
    Notes payable, net of discount (Note 8)                                                               -             306,347
                                                                                           -----------------   -----------------
        Total current liabilities                                                                   153,806             729,151
                                                                                           -----------------   -----------------

COMMITMENTS AND CONTINGENCIES (Note 9)

MANDATORILY REDEEMABLE, CONVERTIBLE
    PREFERRED STOCK
    Series A: $0.01 par value; 4,000 shares authorized,
      issued and outstanding                                                                         10,000              10,000
                                                                                           -----------------   -----------------

STOCKHOLDERS' EQUITY (Note 10):
    Common stock, authorized 50,000,000 shares, $0.01 par value;
      12,556,814 and 10,028,026 issued and outstanding as of
      March 31, 2004 and December 31, 2003, respectively                                            125,568             100,280
    Additional paid-in capital                                                                    4,667,471           2,272,533
    Accumulated deficit                                                                          (2,832,961)         (2,167,093)
    Accumulated other comprehensive loss (Note 4)                                                    (4,605)             (4,605)
    Unearned compensation                                                                          (602,500)             (4,950)
                                                                                           -----------------   -----------------
        Total stockholders' equity                                                                1,352,973             196,165
                                                                                           -----------------   -----------------

        Total liabilities and stockholders' equity                                              $ 1,516,780           $ 935,316
                                                                                           =================   =================


                           The accompanying notes are an integral part of these financial statements.


                                  Novint Technologies, Inc.

                                  STATEMENTS OF OPERATIONS

                                                             (Unaudited)
                                                         Three Months Ended
                                                               March 31,
                                                      ------------------------
                                                          2004         2003
                                                      -----------  -----------

Revenue
    Project                                             $ 12,856     $ 59,838
    Products                                                   -       13,000
                                                      -----------  -----------
       Total revenue                                       12,856       72,838

Cost of goods sold                                        16,437       49,429
                                                      -----------  -----------

Gross margin                                              (3,581)      23,409
                                                      -----------  -----------

Costs and expenses
    Research and development                              40,303          914
    General and administrative                           267,604       77,121
    Depreciation and amortization                         67,975       67,544
    Sales and marketing                                   25,792        1,800
                                                      -----------  -----------
      Total costs and expenses                           401,674      147,379
                                                      -----------  -----------

      Loss from operations                              (405,254)    (123,970)
                                                      -----------  -----------

Other expense
    Realized loss on disposition of securities                 -      239,040
    Interest expense                                     260,614        1,875
                                                      -----------  -----------

      Total other expenses                               260,614      240,915
                                                      -----------  -----------

    Loss before income taxes                            (665,868)    (364,885)

    Income tax expense                                         -            -
                                                      -----------  -----------

    Net loss                                            (665,868)    (364,885)

    Other comprehensive loss, net of tax
      Change in unrealized loss on securities                  -      (10,416)
                                                      -----------  -----------

      Comprehensive loss                              $ (665,868)  $ (375,301)
                                                      ===========  ===========

    Net loss per common share, basic and diluted         $ (0.06)     $ (0.04)
                                                      ===========  ===========

    Weighted-average common shares outstanding,
      basic and diluted                               11,349,676    9,248,622
                                                      ===========  ============

   The accompanying notes are an integral part of these financial statements.


                                                      Novint Technologies, Inc.

                                                 STATEMENTS OF STOCKHOLDERS' EQUITY

                                 Year Ended December 31, 2003 and Three Months Ended March 31, 2004

                                      Mandatorily
                                      Redeemable,
                                      Convertible                                               Accumulated
                                    Preferred Stock      Common Stock     Additional Retained      Other
                                   -----------------  ------------------     Paid-in Earnings  Comprehensive Unearned
                                     Shares   Amount     Shares   Amount     Capital (Deficit)      Loss     Compensation  Total
                                   -------- --------  ---------  -------  ----------  ---------   ---------   --------   ----------
Balances, as
 restated, December 31, 2002          4,000  $10,000  9,244,834  $92,448  $1,398,703  $(946,648)  $(233,229)  $(10,300)   $ 300,974

Common stock issued
 to consultants for services              -        -    209,092    2,091     135,909          -           -          -      138,000
Common stock issued
 for Board of Directors services          -        -     30,304      303      19,697          -           -          -       20,000
Common stock issued for cash              -        -    378,788    3,788     246,212          -           -          -      250,000
Common stock issued for interest          -        -     50,000      500      32,500          -           -          -       33,000
Common stock issued
 upon exercise of options for cash        -        -    115,008    1,150           -          -           -          -        1,150
Options issued to
 consultants for services                 -        -          -        -      55,776          -           -          -       55,776
Warrants issued in
 private placement transaction            -        -          -        -      85,007          -           -          -       85,007
Warrants issued in
 connection with notes payable            -        -          -        -     290,479          -           -          -      290,479
Executive compensation
 paid by shareholder                      -        -          -        -       8,250          -           -          -        8,250
Amortization of
 unearned compensation                    -        -          -        -           -          -           -      5,350        5,350
Change in unrealized
 holding loss on investments              -        -          -        -           -          -     (10,416)         -      (10,416)
Reclassification of
 realized loss on investments             -        -          -        -           -          -     239,040          -      239,040
Net loss                                  -        -          -        -           - (1,220,445)          -          -   (1,220,445)
                                   -------- --------  ---------  -------  ----------  ---------   ---------   --------   ----------

Balances, December 31, 2003           4,000   10,000 10,028,026  100,280   2,272,533  2,167,093)     (4,605)    (4,950)     196,165

Common stock issued
 to consultants for services              -        -     10,000      100       9,900          -           -          -       10,000
Common stock issued for cash              -        -    378,788    3,788     246,212          -           -          -      250,000
Common stock and
 warrants issued in private
 placement transaction,
  net of issuance costs                   -        -  2,140,000   21,400   1,483,993          -           -          -    1,505,393
Options issued to
 employees for future services            -        -          -        -     602,500          -           -   (602,500)           -
Modification of
 warrants issued in
  private placement transaction           -        -          -        -      52,332          -           -          -       52,332
Amortization of
 unearned compensation                    -        -          -        -           -          -           -      4,950        4,950
Net loss                                  -        -          -        -           -   (665,868)          -          -     (665,868)
                                   -------- -------- ---------- --------  ----------  ---------   ---------  ---------   ----------
Balances, March 31, 2004              4,000  $10,000 12,556,814 $125,568  $4,667,471$(2,832,961)   $ (4,605) $(602,500)  $1,352,973
                                   ======== ======== ========== ========  ========== ==========   =========  =========   ==========


                             The accompanying notes are an integral part of these financial statements.


                                            Novint Technologies, Inc.

                                             STATEMENT OF CASH FLOWS


                                                                                              (Unaudited)
                                                                                              Three Months
                                                                                             Ended March 31,
                                                                                       --------------------------
                                                                                           2004          2003
                                                                                       ------------   -----------
 Cash flows from operating activities:
       Net loss                                                                         $ (665,868)   $ (364,885)
       Adjustments to reconcile net loss to net cash used in
            operating activities
                Depreciation and amortization                                               67,975        67,543
                Common stock issued for services                                            10,000         2,500
               Options issued to consultants for services                                        -         2,195
               Amortization of warrants issued in connection with notes payable                  -        16,600
                Discount on notes payable charged to interest expense                      193,653             -
               Executive compensation paid by shareholder                                        -             -
               Modification of warrants issued in private placement transaction             52,333             -
                Amortization of unearned compensation                                        4,950         3,150
                Services paid with investments                                                   -             -
                Common stock issued for interest                                                 -             -
                Deferred income taxes                                                            -             -
                Realized loss on disposition of securities                                       -       239,040
                Changes in operating assets and liabilities:                                                   -
                     Accounts receivable                                                    52,444       (69,842)
                     Prepaid expenses                                                      318,503         1,875
                     Inventory                                                             (10,500)            -
                     Accounts payable                                                        6,034           896
                     Accrued liabilities                                                  (175,031)       75,199
                    Costs and estimated earnings in excess of billings                                         -
                           on contracts, net                                                     -        16,194
                    Billings in excess of costs and estimated earnings                                         -
                           on contracts, net                                               (12,856)        6,045
                                                                                       ------------   -----------
                           Net cash used by operating activities                           (158,363)       (3,490)
                                                                                       ------------   -----------

 Cash flows from investing activities:
       Proceeds from sale of investments                                                         -             -
       Capital expenditures                                                                 (8,634)         (404)
       Restricted cash                                                                     291,254             -
                                                                                        ------------   -----------
                          Net cash provided (used) by investing activities                 282,620          (404)
                                                                                       ------------   -----------

 Cash flows from financing activities:
       Proceeds from issuance of common stock                                            1,755,393             -
       Repayment of notes payable, investor                                               (100,000)            -
       Repayment of notes payable, net of discount                                        (500,000)            -
                                                                                       ------------   -----------
                          Net cash provided by financing activities                      1,155,393             -
                                                                                       ------------   -----------

 Net decrease in cash and cash equivalents                                               1,279,650        (3,894)

 Cash and cash equivalents at beginning of period                                           32,119         4,820
                                                                                       ------------   -----------

 Cash and cash equivalents at end of period                                            $ 1,311,769         $ 926
                                                                                       ============   ===========

 Supplemental information:
       Interest paid                                                                      $ 60,000           $ -
                                                                                       ============   ===========

                   The accompanying notes are an integral part of these financial statements.


                            Novint Technologies, Inc.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                 March 31, 2004



NOTE 1 - PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

     These unaudited financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission. Certain information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to such rules and regulations. The results of operations for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year ending December 31, 2004.

     These interim financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2003, also included in the Company's SB-2 filed in June 2004.

NOTE 2 - CAPITAL RESOURCES

     Since inception, the Company has incurred operating losses and other equity charges which have resulted in an accumulated deficit of $2,832,961 at March 31, 2004. During the quarter ended March 31, 2004 cash used in operating activities totaled $352,016.

     On January 31, 2004, the Company entered into a stock purchase agreement with a private investor. In connection with this agreement, the Company issued 378,788 shares of its common stock and received gross proceeds of $250,000.

     In February 2004, the Company completed a private placement raising gross proceeds of $2,140,000 in exchange for 2,140,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 1,070,000 shares of common stock with an exercise price of $2.00 per share. After cash fees incurred in connection with this placement, net proceeds to the Company were $1,505,393.

NOTE 3 - SUMMARY OF CHANGES IN SIGNIFICANT ACCOUNTING POLICIES

     Restricted Cash
     ---------------

     In connection with the Company's private placement, a loan of $500,000 was provided in November 2003 for use solely with private placement expenses and a hardware licensing agreement with a third party. As of December 31, 2003, the Company had approximately $291,000 in cash on hand restricted for use to close the private placement and payment of milestones pursuant to the licensing agreement. As of March 31, 2004, the $500,000 loan was repaid and the restriction on the cash was lifted.

                            Novint Technologies, Inc.

                                 March 31, 2004


NOTE 3 - SUMMARY OF CHANGES IN SIGNIFICANT ACCOUNTING POLICIES (continued)

     Accounts Receivable/Concentration of Credit Risk
     ------------------------------------------------

     The Company utilizes the allowance method for accounts receivable valuation, providing for allowances for estimated uncollectible accounts receivable. At March 31, 2004 and December 31, 2003, management believes all receivables are collectible; therefore, no allowances have been provided. The Company's financial instruments that are exposed to concentration of credit risk consist primarily of uninsured cash, cash equivalents and available for sale securities held at commercial banks and institutions primarily in the United States and trade receivables from the Company's customers. For the quarter ended March 31, 2004, the Company had sales to one customer that accounted for 100% of its sales. For the quarter ended March 31, 2003, the Company had sales to three customers that accounted for approximately 12%, 17% and 49%, respectively, of its sales. The Company routinely assesses the financial strength of its customers as part of its consideration of accounts receivable collectibility by performing credit evaluations of customers. Trade receivables are not collateralized. The Company generally grants credit terms to most customers ranging from 30 to 90 days, however in some instances longer payment terms may be provided. For the quarters ended March 31, 2004 and 2003, the Company's revenues were substantially earned from a government agency headquartered in New Mexico and several prominent government contractors located in the United States. As of March 31, 2004 and 2003, the Company's trade receivables were substantially due from several prominent government contractors located in the United States.

     Intangible Assets
     -----------------

     Intangible assets, which consist of licensing agreements and a patent, are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic life of the assets, which are 3 and 12 years. For the quarter ended March 31, 2004 and the year ended December 31, 2003, the Company recognized amortization expense of approximately $54,000 and $221,000, respectively, related to the intangible assets.

     Loss per Common Share
     ---------------------

     The Financial Accounting Standards Board (FASB) issued SFAS 128 Earnings Per Share, which is effective for periods ending after December 15, 1997. SFAS 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing loss to common shareholders by the weighted average number of common shares outstanding for the period.

     All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of March 31, 2004 and 2003, the Company had a total of 7,375,538 and 5,099,939 potentially dilutive securities.

                            Novint Technologies, Inc.

                                 March 31, 2004


NOTE 3 - SUMMARY OF CHANGES IN SIGNIFICANT ACCOUNTING POLICIES (continued)

     Stock Option Plans
     ------------------

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for the recognition and measurement of its fixed plan stock options. As such, unearned compensation is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price and is amortized over the service period. As of March 31, 2004 and December 31, 2003, amortization of unearned compensation approximates $3,000 and $5,000, respectively.

     SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As permitted by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure-only requirements of SFAS l23.

     The following  table  illustrates the effect on net loss if the company had
     applied  the  fair  value  recognition   provisions  of  SFAS  123  to  all
     stock-based employee compensation for the period ended:


                                                                         March 31, 2004       March 31, 2003
                                                                        -----------------    -----------------

     Net loss, as reported                                              $    (665,868)       $    (364,885)
     Add:  Stock-based   employee   compensation  expense  included
     in reported net income, net of related tax effects                         4,950                3,150
     Deduct:  Total  stock  based  employee   compensation  expense
     determined  under fair value based method for all awards,  net
     of related tax effects                                                  (186,097)             (36,387)
                                                                        -----------------    -----------------

     Pro forma net loss                                                 $    (847,015)       $    (392,122)
                                                                        =================    =================

     Loss per share, basic and diluted:
         As reported                                                    $          (0.06)    $          (0.04)
         Pro forma                                                      $          (0.07)    $          (0.04)


     In calculating the fair value of options for the above pro forma disclosure, the following assumptions were used for the three-month period ended March 31, 2004: a risk free rate of 4.06%, volatility of the Company's stock of 91%, estimated lives of the options between 2 to 3 years, an exercise price of $0.50 per share, and a fair market value of $1.00 per share.

     Reclassifications
     -----------------

     Certain reclassifications have been made to prior year or quarter balances in order to conform to the current year presentation.

                            Novint Technologies, Inc.

                                 March 31, 2004


NOTE 4 - MARKETABLE EQUITY SECURITIES

     In June 2000, the Company entered into a Research and Development contract to provide to Manhattan Scientifics, Inc. (Manhattan), a publicly-traded company located in New York, a license and rights to sublicense haptics technology. Coincident with the contract agreement, the Company and Manhattan entered into an exchange transaction that was finalized in May 2001, whose terms provided that Manhattan would receive 4,067,200 shares of the Company's stock, and the Company would receive 1,000,000 shares of Manhattan stock. In addition, the Company obtained from Manhattan exclusive ownership of the worldwide IP rights and associated obligations of Teneo, a privately owned company previously acquired by Manhattan. The rights in Teneo are recorded on the accompanying December 31, 2003 and 2002 balance sheets as licensing agreements of $635,000, net of amortization.

     At March 31, 2004 and December 31, 2003, the Company held 8,284 shares of the original 1,000,000 shares of Manhattan common stock acquired in the exchange transaction with original cost basis of $5,102. At March 31, 2004 and December 31, 2003, there were unrealized holding losses of $4,605 related to its investment in marketable equity securities, which have been presented as accumulated other comprehensive losses in the statement of stockholders' equity.

NOTE 5 - COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS AND BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON CONTRACTS

     The Company had costs and estimated earnings in excess of billings on contracts at March 31, 2004 of $12,856. At December 31, 2003, there were no costs and estimated earnings in excess of billings on contracts.

NOTE 6 - SOFTWARE DEVELOPMENT COSTS

     Capitalized software development costs consisted of the following at:

                                            March 31, 2004     December 31,
                                             (Unaudited)           2003
                                                                (Audited)
                                           ----------------- -----------------

     Software development costs            $        80,058   $        80,058
     Less accumulated amortization                 (68,049)          (64,046)
                                           ----------------- -----------------

                                           $        12,009   $        16,012
                                           ================= =================

NOTE 7 - INTANGIBLE ASSETS

     Intangible assets consisted of the following at December 31:

                                          March 31, 2004     December 31,
                                           (Unaudited)           2003
                                                              (Audited)
                                         ----------------- -----------------

     Licensing agreements                $       665,000   $       665,000
     Patent                                        7,853             3,688
     Less accumulated amortization              (611,000)         (557,375)
                                         ----------------- -----------------

                                         $        61,853   $       111,313
                                         ================= =================

NOTE 8 - NOTES PAYABLE

     In October 2002, the Company issued a promissory note of $100,000 with a maturity date of October 2003. During 2003, the maturity date was extended to October 2004. The Company repaid the $100,000 note in full in March 2004. In conjunction with the issuance of the $100,000 promissory note, the Company issued 150,000 shares of common stock in October 2002 in lieu of interest. In October 2003, as a result of the repayment extension and in accordance with the original terms of the promissory note, the Company issued an additional 50,000 shares of common stock. The fair market value of the shares issued in lieu of interest has been recorded as interest expense over the term of the note. The fair value of the shares issued in 2003 total $33,000. During the year ended December 31, 2003, the Company recorded $8,250 on shares issued in 2003 as interest expense, and $24,750 was prepaid interest expense. The remaining fair value of $24,750 was properly recognized as interest expense during the quarter ended March 31, 2004 upon repayment of the note.

     In November 2003, the Company issued a promissory note of $500,000 with an interest rate of 12% per annum, maturity date of May 2004. During the quarter ended March 31, 2004, the Company fully repaid this note, along with $60,000 of interest. In conjunction with the issuance of the $500,000 promissory note, the Company issued a warrant for the purchase of 500,000 shares of the Company's common stock at an exercise price of $0.50 per share. The warrant expires in November 2013. The Company calculated warrant expense using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.31%, volatility of 86%, estimated life of 10 years, and a fair market value of $0.66 per share. As these warrants were issued in connection with a note, the fair value of the warrants totaling $290,000 was recorded as a debt discount. At December 31, 2003, the unamortized discount totaled $194,000. This amount was charged to interest expense in the quarter ended March 31, 2004.

                            Novint Technologies, Inc.

                                 March 31, 2004


NOTE 9 - INCOME TAXES

     Deferred income taxes reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Temporary differences giving rise to the current deferred tax asset are the accrual for billings in excess of estimated costs and accounts payable which are recorded for financial reporting purposes but not currently deductible for tax reporting. Temporary differences giving rise to the non-current deferred tax asset include accrued payroll not paid and contribution carryover, which are deductible for financial reporting purposes but not currently deductible for tax reporting. The other major temporary timing differences giving rise to the non-current deferred tax asset is the net operating loss carryforward. The temporary differences giving rise to the current deferred tax liability consist of the accounts receivable, prepaid expenses and estimated costs and estimated earnings in excess of billings that are accrued for financial reporting purposes but are not currently includible for tax reporting purposes. The temporary differences giving rise to the non-current deferred tax liability consist of the software costs that have been capitalized for financial reporting purposes but are deductible for tax reporting purposes.

     As a result of the significant net losses incurred during 2003 and in prior years and potential statutory limitations on the ability to recognize these losses, the Company recorded a valuation allowance to fully reserve its net deferred tax asset.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

     The Company has a month-to-month operating lease of $800 per month for office space. The monthly rent shall be paid in either cash or Manhattan common stock in an amount of shares calculated based on the closing price on the previous trading day.

     The Company has a licensing agreement with Sandia National Laboratories (Sandia), which initially developed Flight, the precursor to e-TouchTM (the technology) and employed the Company's founder. The licensing agreement provides the Company the right to utilize the technology exclusively for a period of 12 years and non-exclusively in perpetuity and places certain restrictions on its use as well as requires the Company to pay 1.5 percent royalty fees to Sandia in connection with any income earned based upon the technology. Additionally, the Company is obligated to pay to Sandia on a semi-annual basis annual minimum earned royalties of $6,000 in 2001, $14,000 in 2002, $24,000 in 2003, and $30,000 from 2004 through 2011. The agreement also allows for sub-licensure of the technology to others, which was provided to Manhattan under an agreement dated June 24, 2000. As of December 31, 2003, the Company accrued approximately $24,000 in royalty fees owed to Sandia under the royalty agreement, which were paid in full as of March 31, 2004. Accrued royalties of $7,500 for 2004 royalties were recorded as of March 31, 2004.

NOTE 11 - STOCKHOLDERS' EQUITY

     Common Stock
     ------------

     The Company is authorized to issue a maximum of 50,000,000 shares of common stock with a par value of $0.01 per share. For the quarter ended March 31, 2004 and the year ended December 31, 2003, the Company had 12,556,814 and 10,028,026 shares issued and outstanding, respectively.

     Private Placement
     -----------------

     A private placement offering was completed in February 2004 for $2,140,000. In connection with this offering, the Company issued 2,140,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 1,070,000 shares of common stock at an exercise price of $2.00 per share. The company received net cash proceeds of $1,505,393 (after fees were paid to their placement agent and lawyers).

     Equity Transactions
     -------------------

     On January 31, 2004, the Company entered into a stock purchase agreement with a private investor. In connection with this agreement, the Company issued 378,788 shares of its common stock at $0.66 per share and received gross proceeds of $250,000.

     On February 25, 2004, the Company issued 10,000 shares of common stock at $1.00 per share to a consultant for services performed. The Company recognized $10,000 in consulting expense related to this issuance.

     Options and Warrants
     --------------------

     On February 18, 2004, the Company granted 1,205,000 options at an exercise price of $0.50 per share, with a 5-year annual vesting provision, to purchase common stock to various employees. These options had intrinsic value because the exercise price of $0.50 per share was less than the fair market value of $1.00 per share. Unearned compensation of $602,500 was recorded at the measurement date and will be amortized over the vesting period.

     On February 18, 2004, the Company granted to a consultant for future services 125,000 options to purchase common stock at an exercise price of $0.50 per share. The options have a 5-year annual vesting provision. The Company calculated the value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.05%, volatility of 91%, estimated life of 10 years, and a fair market value of $1.00 per share. The fair value of the options totaled approximately $115,000 as of March 31, 2004. The Company will recognize as expense the fair value of the options earned over the period the services are provided.

                            Novint Technologies, Inc.

                                 March 31, 2004


NOTE 11 - STOCKHOLDERS' EQUITY (continued)

     Warrants
     --------

     In September 2003, the Company issued 300,000 warrants to an attorney for services rendered in connection with a private placement at an exercise price of $0.66 per share. In March 2004, the Company amended the exercise price from $0.66 per share to $0.50 per share to compensate them fairly for their services. As the original warrant agreement terms do not specifically address how such modifications should be treated, the Company has recorded approximately $52,000, which represents the difference in the fair value of this modification, as legal expense for the quarter ended March 31, 2004. The following assumptions were used in calculating the fair value difference of this warrant modification: risk free rate of 3.75%, volatility of 91%, contractual term of 10 years, exercise price of $0.50 per share, and fair market value of $1.00 per share.

     In March 2004, the Company issued 200,000 warrants to a consulting group for services rendered in connection with a private placement at an exercise price of $1.00 per share. The warrants vested immediately, and have a life of 5 years. The fair market value of the warrants totaled approximately $142,000. The Company calculated the warrant expense using the Black-Scholes model based on the following assumptions: a risk-free rate of 2.39%, volatility of 91%, estimated life of 5 years, and a fair market value of $1.00 per share. As of March 31, 2004, the Company recognized this amount as reduction of the offering proceeds.

NOTE 12 - RELATED PARTIES

     As of December 31, 2003, the Company had a loan outstanding for $100,000 from an investor. This loan was repaid in March 2004.

     Manhattan Securities ("Manhattan") is the Company's main investor with approximately 32% and 41% ownership in the Company as of March 31, 2004 and December 31, 2003, respectively. During the quarter ended March 31, 2004, Manhattan provided consulting services to the Company in relation to their long-term strategic planning. As of March 31, 2004, the Company had accrued $40,000 for these services. In addition, see Note 4.

     In April 2000, Sandia licensed to the Company the right to utilize the Flight technology, which is the precursor to e-TouchTM, exclusively for a period of 12 years and non-exclusively in perpetuity as well as requiring the Company to pay 1.5 percent royalty fees to Sandia in connection with any income earned based upon the technology. In connection with this licensing agreement, the Company issued 4,000 shares of Series A mandatorily redeemable, convertible preferred stock, which can be converted into 447,300 shares of common stock. Additionally, during November 2002 the Company issued to Sandia 40,000 shares of common stock as repayment of their 2001 and 2002 royalty fees, which totaled $20,000, at $0.50 per share.

                            Novint Technologies, Inc.

                                 March 31, 2004


NOTE 13 - SUBSEQUENT EVENTS

     During May 2004, the Company received additional proceeds from its private placement offering of approximately $909,000 for 909,000 shares of common stock and warrants to purchase 454,500 shares of common stock. The Company received net proceeds of approximately $850,440 after fees were paid to a placement agent and lawyers.

     In April 2004, the Company issued 263,500 warrants to a consultant for services rendered in connection with a private placement at an exercise price of $1.00 per share to be vested over five years.

     In April 2004, the Company issued 250,000 shares of common stock to a consultant for future services related to information technology at an exercise price of $1.00 per share. Vesting terms are as follows: i) 50,000 shares on April 1, 2004, and (ii) 50,000 shares on the quarterly anniversary of April 1, 2004 as long as the consultant is still providing services to the Company, up to a total of 250,000 shares.

     In May 2004, the Company issued 250,000 warrants to a consultant for business development services at an exercise price of $0.66 per share. These warrants shall vest 10,000 shares for every $1,000,000 in revenue received in connection with the consultant's contacts.

     In June 2004, the Company granted 800,000 options to employees and consultants for future services at an exercise price of $0.66 per share. Vesting terms are annually over five years, beginning in June 2005.

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

In September, 2003, Meyners + Company, LLC, were dismissed and on the same date Grant Thornton LLP was appointed as the Company's independent certified public accountant.


         Meyners + Company, LLP has not been associated with any of our financial statements subsequent to the fiscal year ended December 31, 2001. The change in independent auditors, effective for the year ended December 31, 2002, was approved by our Board of Directors, and was not due to any disagreement between us and Meyners + Company, LLC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Our principal accountant's report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles.

         We have been advised by Grant Thornton LLP that the company has certain material weaknesses and deficiencies in internal controls over financial reporting procedures. In addition we do not have a formalized accounting policies and procedures manual. However, we believe that for a company of our size, and considering that we are a relatively new company, our current procedures and controls are adequate to provide reliable financial reports and disclosures. We have not been advised by Meyners + Company, LLC of any lack of internal controls necessary for us to develop reliable financial statements.

We have not been advised by either Meyners + Company, LLC or Grant Thornton LLP of any of the following:

         (a) any information that has come to the attention of our auditors that has led them to no longer being able to rely on management's representations or that has made them willing to be associated with the financial statements prepared by management;

         (b) any need to expand significantly the scope of our auditors' audit or information that has come to our auditors' attention during the two financial years prior to and preceding the change in our independent auditors that, if further investigated, would:


            (i) materially impact the fairness or reliability of the previously issued audit report or the financial statements issued or covering that period; or

            (ii) cause our auditors to become unwilling to rely on management's representations or that has made them unwilling to be associated with our financial statements, or due to the replacement of Davidson and Company, or any other reason, our auditors did not so expand the scope of the audit or conduct such further investigation; and


         (c) any information that has come to the attention of our auditors that has led them to conclude that such information materially impacts the fairness or reliability of the audit reports or the financial statements issued covering the two financial years prior to and preceding the change in our independent auditors (including information that, unless resolved, to the satisfaction of such auditors, would prevent it from rendering an unqualified audit report on those financial statements) and due to the replacement of Meyners + Company, LLC or any other reason, any issue has not been resolved to such auditors' satisfaction prior to Meyners + Company, LLC's replacement.


                           REPORTS TO SECURITY HOLDERS

         We will be filing annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we will file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant shareholders. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting us or from the SEC as mentioned above. Our Internet site is at http://www.novint.com.

                       WHERE YOU CAN FIND MORE INFORMATION

         We will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission.

         This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

         No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

                            NOVINT TECHNOLOGIES, INC.

                                   PROSPECTUS


                        9,024,655 Shares of Common Stock


                                  May ___, 2004

         No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

         The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of we since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Article Eighth of the registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the indemnity provided by the General Corporation Law shall not adversely affect any limitation on the personal liability of the registrant's directors.

         The registrant's Certificate of Incorporation requires it, to the extent and in the manner provided by the General Corporation Law, to indemnify the registrant's officers directors, employees and agents.

         The registrant's Bylaws provide that it will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify its directors, officers and employees against all claims and actions against any such person by reason of the fact that the person is or was an officer, director or employee of the registrant. If the General Corporation Law is amended to provide narrower rights to indemnification than are available under the registrant's Bylaws, such amendment shall not apply to alleged actions or omissions that precede the effective date of such amendment. The registrant's Bylaws permit it to indemnify its employees and agents to the fullest extent permitted by the General Corporation Law.

         Section 145 of the General Corporation Law of the State of Delaware permits indemnification of a corporation's agents (which includes officers and directors) because he is a party (or he is threatened to be made a party) to any action or proceeding by reason of the fact that the person is or was an agent of the corporation or because he is a party (or he is threatened to be made a party) to any action or proceeding brought by or on behalf of a corporation. If the agent is successful on the merits in defense of any action or proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in such defense. Indemnification must be authorized in the specific case upon a determination that indemnification is proper because the person has met the applicable standard of conduct to require indemnification. This provision of the General Corporation Law of the State of Delaware is not exclusive of any other rights to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:


                                                              AMOUNT
SEC Filing Fee........................................      $    1,679
Blue Sky Fees and Expenses............................          10,000*
Legal Fees............................................         100,000*
Accounting Fees and Expenses..........................         100,000*
Miscellaneous.........................................          30,000*
                                                            -----------
         Total........................................      $  241,679*


----------------
         *Estimates

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On June 6, 2001, we issued 200,000 shares of common stock to consultants as compensation for advisory and strategic positioning services. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On June 8, 2001, we sold and issued 40,000 shares of common stock to consultants of the Company for $2.50 per share. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On July 6, 2001, we issued 75,000 shares of common stock to a former employee as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On July 6, 2001, we issued options to purchase 2,225 shares of common stock with an exercise price of $0.01 per share to a former employee as compensation for providing services to the Company. This option remains unexercised. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these options.

On July 25, 2001, we issued options to purchase 55,000 shares of common stock with an exercise price of $0.01 per share to consultants of the Company as compensation for providing services to the Company. These options were exercised in December 2001. We relied upon the exemption from registration as set forth in
Section 4(2) of the Securities Act of 1933 for the issuance of these options and shares.

On October 1, 2001, we issued options to purchase 5,000 shares of common stock with an exercise price of $0.01 per share to a former employee as compensation for providing services to the Company. This option remains unexercised. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these options.

On October 24, 2001, we issued 100,000 shares of common stock to a former employee as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On October 30, 2001, we issued 3,800 shares of common stock to a former employee as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On November 1, 2001, we issued options to purchase 13,236 shares of common stock with an exercise price of $0.01 per share to our employees as compensation for providing services to the Company. These options remain unexercised. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these options.

On November 1, 2001, we issued 164 shares of common stock to a former employee as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On January 15, 2002, we issued options to purchase 1,000 shares of common stock with an exercise price of $0.01 per share to our employees as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these options.

In June 2002, we issued 270,000 options to consultants with 20,000 vesting immediately and 250,000 vesting over 1.5 years with exercise prices from $0.01 to $0.05 per share, and fair market value of $0.05 per share. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In June 2002, we issued 4,360,000 options to employees with vesting terms ranging from under 1 year to 1.5 years. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In June 2002, we issued 7,500 shares of common stock to a consultant as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for issuance of these shares.

In December 2002, we issued an aggregate of 42,727 shares of its common stock in connection with option exercises at $0.01 per share. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In October 2002, we signed a one year promissory note for $100,000. In conjunction with this note, we issued to 150,000 shares of common stock to the note holder in lieu of interest. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In November 2002, we issued a total of 40,000 shares of our common stock to Sandia as repayment of its 2001 and 2002 royalty dues in the amount of $20,000. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During 2003, we issued options to purchase an aggregate of 87,122 shares of our common stock with exercise price of ranging from $0.50 to $0.66 per share to our employees and consultants as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these options.

In January 2003, we issued 3,788 shares of common stock to a consultant as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for issuance of these shares.

On May 19, 2003, we issued 3,030 shares of our common stock to two former consultants as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On August 31, 2003, we issued warrants to purchase 300,000 shares of common stock to an attorney for services rendered in connection with a private placement at an exercise price of $0.50 per share. Of the total number issued, 150,000 warrants are immediately vested with the remaining warrants vesting on the first anniversary of the date of the agreement. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these warrants.

On September 30, 2003, we issued 22,727 shares of our common stock to a consultant as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On September 30, 2003, we issued 37,879 shares of our common stock to a law firm as compensation for providing legal services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On October 1, 2003, we issued an aggregate of 71,972 shares of our common stock to directors and consultants as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On October 9, 2003, as consideration for granting a one year repayment extension on the October 2002 $100,000 note, we issued an additional 50,000 shares of our common stock to the note holder. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On November 15, 2003, we issued 100,000 shares of our common stock to a consultant as compensation for providing services to the Company. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In November 2003, we issued 500,000 warrants in connection with a loan at an exercise price of $0.50 per share. The warrants vested immediately. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

During 2003, we issued an aggregate of 115,008 shares of its common stock in connection with option exercises at $0.01 per share. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

In September 2003, we sold 378,788 shares of our unregistered restricted common stock to an individual accredited investor. The per share sale price was $0.66 per share. This investor received a right to purchase another 378,788 shares of our unregistered restricted common stock at an exercise price of $0.66 per share which was exercised in January 2004. As a result, another 378,788 shares of our unregistered restricted common stock were issued pursuant to the exercise of such right. We relied upon the exemption from registration as set forth in
Section 4(2) of the Securities Act of 1933 for the issuance of these shares.

On February 19, 2004 we completed an initial closing of a financing transaction in which we sold 2,140,000 shares of our common stock to select institutional and individual accredited investors, in order to raise a total of $2,140,000. On May 5, 2004, we completed the final closing of this financing transaction in which we sold an additional 909,000 shares of our common stock to select institutional and individual accredited investors, in order to raise an additional $909,000. The per share offering price was $1.00 per share. The investors also received warrants to purchase an aggregate of 1,524,500 shares of common stock at an exercise price of $2.00 per share. The placement agent for this private placement received fees in the amount of $304,680. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under such Act for the issuance of these shares.

In March, 2004, we issued a warrant to purchase 200,000 shares of our common stock to consultants as compensation for providing services to the Company with an exercise price of $1.00 per share. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act of 1933 for the issuance of these options.

ITEM 27. EXHIBITS.

Number                Description
---------------- ---------------------------------------------------------------
3.1              Articles of Incorporation
---------------- ---------------------------------------------------------------
3.2              Bylaws
---------------- ---------------------------------------------------------------
3.3              Articles of Merger
---------------- ---------------------------------------------------------------
3.4              Certificate of Merger
---------------- ---------------------------------------------------------------
4.1              Articles of Incorporation (See Exhibit 3.1)
---------------- ---------------------------------------------------------------
5                Opinion re legality from Richardson & Patel LLP
---------------- ---------------------------------------------------------------
10.1             License Agreement with Sandia; Amendments
---------------- ---------------------------------------------------------------
10.2             Lease for 9620 San Mateo
---------------- ---------------------------------------------------------------
10.3             Employment Agreement with Tom Anderson
---------------- ---------------------------------------------------------------
10.4             Employment Agreement with Walter Aviles
---------------- ---------------------------------------------------------------
10.5             2004 Incentive Stock Plan
---------------- ---------------------------------------------------------------
23.1             Consent of Grant Thornton, filed herewith.
---------------- ---------------------------------------------------------------
23.2             Consent of Richardson & Patel LLP (See Exhibit 5)
---------------- ---------------------------------------------------------------

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Albuquerque, State of New Mexico on July 9, 2004.

                                        NOVINT TECHNOLOGIES, INC.


                                        By: /s/ Tom Anderson
                                           -------------------------------------
                                           Tom Anderson, Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

         Name                                       Title                                  Date
         ----                                       -----                                  ----

/s/ Tom Anderson                           Chief Executive Officer, Acting Chief       July 9, 2004
-----------------------------------        Financial Officer and Director
Tom Anderson


/s/ Ed Barsis                              Director                                    July 9, 2004
-----------------------------------
Ed Barsis



/s/ Marvin Maslow                          Director                                    July 9, 2004
-----------------------------------
Marvin Maslow